FORTIS BENEFITS INSURANCE COMPANY
MAILING ADDRESS:      STREET ADDRESS:             PHONE: 1-800-800-2000
P.O. BOX 64272        500 BIELENBERG DRIVE               EXTENSION 3057
ST. PAUL              WOODBURY
MINNESOTA 55164       MINNESOTA 55125

This prospectus describes interests under flexible premium, deferred combination variable and fixed annuity contracts issued by Fortis Benefits Insurance Company ("Fortis Benefits").

These contracts allow you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through a fixed account, or a variable return accumulation option through a variable account, or a combination of these two options. You can choose among 10 different guarantee periods under the guaranteed interest accumulation option, each of which has its own interest rate which is guaranteed for the entire guarantee period.

Under the variable return accumulation option, you can choose among the following investment portfolios:

Money Market Series                                 S&P 500 Index Series
U.S. Government Securities Series                   Blue Chip Stock Series
Diversified Income Series                           Global Growth Series
Global Bond Series                                  Growth Stock Series
High Yield Series                                   International Stock Series
Asset Allocation Series                             Aggressive Growth Series
Global Asset Allocation Series                      Small Cap Value Series
Value Series                                        Mid Cap Stock Series
Growth & Income Series                              Large Cap Growth Series

                       The accompanying prospectus for these investment portfolios describes the investment objectives, policies, and risks of each of the portfolios.

                       This prospectus gives you information about the contracts that you should know before investing. This prospectus must be accompanied by a current prospectus of the available investment portfolios. These prospectuses should be read carefully and kept for future reference.

                       A Statement of Additional Information, dated May 1, 1999, about certain aspects of the contracts has been filed with the Securities and Exchange Commission and is available, without charge, from Fortis Benefits at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page 26 of this prospectus.

                        THESE CONTRACTS ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER, OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. THEY INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FORTIS
MASTERS
VARIABLE
ANNUITY

Contracts Under Flexible
Premium Deferred

Combination Variable and
Fixed Annuity Contracts

PROSPECTUS DATED
May 1, 1999

      [LOGO]

95961 (Ed. 5/98)

TABLE OF CONTENTS

                                                                        PAGE
Special Terms Used in this Prospectus.................................     2
Information Concerning Fees and Charges...............................     3
Summary of Contract Features..........................................     5
    - Fortis Benefits/Fortis Financial Group Member...................    10
The Variable Account..................................................    10
Series Fund...........................................................    10
The Fixed Account.....................................................    11
    - Guaranteed Interest Rates/Guarantee Periods.....................    11
    - Market Value Adjustment.........................................    11
    - Investments by Fortis Benefits..................................    12
Accumulation Period...................................................    13
    - Issuance of a Contract and Purchase Payments....................    13
    - Contract Value..................................................    13
    - Allocation of Purchase Payments and Contract Value..............    14
    - Total and Partial Surrenders....................................    14
    - Telephone Transactions..........................................    15
    - Benefit Payable on Death of Annuitant or Owner..................    15
The Annuity Period....................................................    16
    - Annuity Commencement Date.......................................    16
    - Commencement of Annuity Payments................................    16
    - Relationship Between Subaccount Investment Performance and
       Amount of Variable Annuity Payments............................    17
    - Annuity Options.................................................    17
    - Death of Annuitant or Other Payee...............................    17
Charges and Deductions................................................    17
    - Premium Taxes...................................................    17
    - Charges Against the Variable Account............................    17
    - Tax Charge......................................................    18
    - Surrender Charge................................................    18
    - Miscellaneous...................................................    19
    - Reduction of Charges............................................    19
General Provisions....................................................    19
    - The Contracts...................................................    19
    - Postponement of Payment.........................................    19
    - Misstatement of Age or Sex and Other Errors.....................    19
    - Assignment......................................................    19
    - Beneficiary.....................................................    19
    - Reports.........................................................    20
Rights Reserved By Fortis Benefits....................................    20
Distribution..........................................................    20
Federal Tax Matters...................................................    21
Further Information about Fortis Benefits.............................    23
    - General.........................................................    23
    - Ownership of Securities.........................................    23
    - Selected Financial Data.........................................    23
    - Management's Discussion and Analysis of Financial Condition and
      Results of Operations...........................................    23
    - Market Risk.....................................................    25
Voting Privileges.....................................................    25
Legal Matters.........................................................    26
Other Information.....................................................    26
Contents of Statement of Additional Information.......................    26
Fortis Benefits Financial Statements..................................    26
Appendix A--Sample Market Value Adjustment Calculations...............   A-1
Appendix B--Sample Death Benefit Calculations.........................   B-1
Appendix C--Explanation of Expense Calculations.......................   C-1

THE CONTRACTS ARE NOT AVAILABLE IN ALL STATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. FORTIS BENEFITS DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATION REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS WHICH IS NOT INCLUDED IN THIS PROSPECTUS, THE RELATED STATEMENT OF ADDITIONAL INFORMATION, OR ANY SUPPLEMENTS THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY FORTIS BENEFITS.

SPECIAL TERMS USED IN THIS PROSPECTUS

Accumulation     The time period under a contract between the contract issue date and the annuity commencement
Period           date.
Accumulation     A unit of measure used to calculate the owners' interest in the Variable Account during the
Unit             Accumulation Period.
Annuitant        A person during whose life annuity payments are to be made by Fortis Benefits under the contract.
Annuity Period   The time period following the Accumulation Period, during which annuity payments are made by
                 Fortis Benefits.
Annuity Unit     A unit of measurement used to calculate variable annuity payments.
Fixed Annuity    An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee
Option           that you designate one or more fixed payments.
Market Value     Positive or negative adjustment in fixed account value that we make if such value is paid out
Adjustment       more than fifteen days before or after the end of a guarantee period in which it was being held.
Non-Qualified    Contracts that do not qualify for the special federal income tax treatment applicable in
Contracts        connection with certain retirement plans.
Qualified        Contracts that do qualify for the special federal income tax treatment applicable in
Contracts        connection with certain retirement plans.
Series Fund      Fortis Series Fund, Inc., a diversified, open-end management investment company in which the
                 Variable Account invests.
Seven Year       The seventh anniversary of a contract issue date, and each subsequent seventh anniversary of
Anniversary      that date.
Valuation Date   All business days except, with respect to any subaccount, days on which the related portfolio does not value its shares. Generally, the portfolios value their shares on each day the New
                 York Stock Exchange is open.
Valuation        The period that starts at the close of regular trading on the New York Stock Exchange on a
Period           Valuation Date and ends at the close of regular trading on the exchange on the next succeeding
                 Valuation Date.
Variable         The segregated asset account referred to as Variable Account D of Fortis Benefits Insurance
Account          Company established to receive and invest purchase payments under contracts.
Variable         An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee
Annuity Option   chosen by you one or more payments which vary in amount in accordance with the net investment experience of the subaccounts selected by the Annuitant.

INFORMATION CONCERNING FEES AND CHARGES

OWNER TRANSACTION CHARGES

       Front-End Sales Charge Imposed on
      Purchases...................................         0%
       Maximum Surrender Charge for Sales
      Expenses....................................         7%(1)

  NUMBER OF YEARS       SURRENDER CHARGE AS A
   SINCE PURCHASE      PERCENTAGE OF PURCHASE
PAYMENT WAS CREDITED           PAYMENT
--------------------  -------------------------
    Less than 1                       7%
At least 1 but less
       than 2                         6%
At least 2 but less
       than 3                         5%
At least 3 but less
       than 4                         4%
At least 4 but less
       than 5                         3%
At least 5 but less
       than 6                         2%
At least 6 but less
       than 7                         1%
     7 or more                        0%

       Other Surrender Fees.......................     0%
       Exchange Fee...............................     0%
ANNUAL CONTRACT ADMINISTRATION CHARGE.............    $0

VARIABLE ACCOUNT ANNUAL EXPENSES
 (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)
       Mortality and Expense Risk Charge...............         1.25%
       Variable Account Administrative Charge..........          .10%
                                                                 ---
         Total Variable Account Annual Expenses........         1.35%

------------------------
(1) This charge does not apply in certain cases such as partial surrenders each year of up to 10% of "new purchase payments" as defined under the heading "Surrender Charge," or payment of a death benefit.

MARKET VALUE ADJUSTMENT WITH RESPECT TO FIXED ACCOUNT

Surrenders and other withdrawals from the fixed account more than fifteen days from the end of a guarantee period are subject to a Market Value Adjustment. The Market Value Adjustment may increase or reduce the fixed account value. We compute this adjustment according to a formula that we describe in more detail under "Market Value Adjustment".

PORTFOLIO ANNUAL EXPENSES (A)

                                                                       U.S. GOVERNMENT
                                                        MONEY MARKET     SECURITIES      DIVERSIFIED     GLOBAL     HIGH YIELD
                                                           SERIES          SERIES       INCOME SERIES  BOND SERIES    SERIES
                                                        -------------  ---------------  -------------  -----------  -----------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

                                                         GLOBAL ASSET
                                                          ALLOCATION
                                                            SERIES
                                                        ---------------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

                                                             ASSET                                       S&P 500
                                                          ALLOCATION       VALUE        GROWTH &          INDEX       BLUE CHIP
                                                            SERIES        SERIES      INCOME SERIES      SERIES     STOCK SERIES
                                                        ---------------  ---------  -----------------  -----------  -------------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

                                                        INTERNATIONAL
                                                        STOCK SERIES
                                                        -------------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

                                                                        SMALL CAP
                                                           MID CAP        VALUE     GLOBAL GROWTH    LARGE CAP    GROWTH STOCK
                                                        STOCK SERIES     SERIES        SERIES      GROWTH SERIES     SERIES
                                                        -------------  -----------  -------------  -------------  -------------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

                                                         AGGRESSIVE
                                                        GROWTH SERIES
                                                        -------------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

------------------------
(a)  As a percentage of Series average net assets based on 1998 historical data.

EXAMPLES*

If you SURRENDER your contract in full at the end of any of the time periods shown below, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:

IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:                 1 YEAR    3 YEARS   5 YEARS   10 YEARS
------------------------------------------------------------  -------   -------   -------   --------
Money Market Series.........................................
U.S. Government Securities Series...........................
Diversified Income Series...................................
Global Bond Series..........................................
High Yield Series...........................................
Global Asset Allocation Series..............................
Asset Allocation Series.....................................
Value Series................................................
Growth & Income Series......................................
S&P 500 Index Series........................................
Blue Chip Stock Series......................................
International Stock Series..................................
Mid Cap Stock Series........................................
Small Cap Value Series......................................
Global Growth Series........................................
Large Cap Growth Series.....................................
Growth Stock Series.........................................
Aggressive Growth Series....................................

If you COMMENCE AN ANNUITY payment option, or do NOT surrender your contract, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:

IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:                 1 YEAR    3 YEARS   5 YEARS   10 YEARS
------------------------------------------------------------  -------   -------   -------   --------
Money Market Series.........................................
U.S. Government Securities Series...........................
Diversified Income Series...................................
Global Bond Series..........................................
High Yield Series...........................................
Global Asset Allocation Series..............................
Asset Allocation Series.....................................
Value Series................................................
Growth & Income Series......................................
S&P 500 Index Series........................................
Blue Chip Stock Series......................................
International Stock Series..................................
Mid Cap Stock Series........................................
Small Cap Value Series......................................
Global Growth Series........................................
Large Cap Growth Series.....................................
Growth Stock Series.........................................
Aggressive Growth Series....................................

------------------------
* Does not include the effect of any Market Value Adjustment.

THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

                            ------------------------

We have included the foregoing tables and examples to help you understand the transaction and operating expenses we directly or indirectly impose under the contracts and under the Series Fund. Please note, we will also deduct amounts for state premium taxes or similar assessments where these deductions are applicable.

See Appendix C for an explanation of the calculation of the amounts set forth above.

SUMMARY OF CONTRACT FEATURES

The following summary should be read in conjunction with the detailed information in this prospectus. Variations from the information appearing in this prospectus due to requirements particular to your state are described in supplements which are attached to this prospectus, or in endorsements to the contract as appropriate.

The contracts are designed to provide individuals with retirement benefits through the accumulation of purchase payments on a fixed or variable basis, and by the application of such accumulations to provide fixed or variable annuity payments.

Depending on the state that you live in, the contract that is issued to you may be as a part of a group contract or as an individual contract. Participation in a group contract will be evidenced by the issuance of a certificate showing your interest under the group contract. In other states, an individual contract will be issued to you. Both the certificate and the contract are referred to as a "contract" in this prospectus.

FREE LOOK

You have the right to examine a contract during a "free look" period after you receive the contract and return it for a refund of the amount of the then current contract value. However, in certain states where required by state law the refund will be in the amount of all purchase payments that have been made, without interest appreciation or depreciation. The "free look' period is generally 10 days unless a longer time is specified on the face page of your contract.

PURCHASE PAYMENTS

The initial purchase payment under a contract must be at least $5,000 ($2,000 for a contract which is a part of a qualified plan). Additional purchase payments under a contract must be at least $50. See "Issuance of a Contract and Purchase Payments".

ALLOCATION OF PURCHASE PAYMENTS

On the date that the contract is issued, the initial purchase payment is allocated, as specified by you in the contract application, among one or more of the portfolios, or to one or more of the guarantee periods in the fixed account, or to a combination thereof. Subsequent purchase payments are allocated in the same way, or pursuant to different allocation percentages that the you may request in writing.

VARIABLE ACCOUNT INVESTMENT OPTIONS

Each of the subaccounts of the Variable Account invests in shares of a corresponding portfolio of Series Fund. Contract value in each of the subaccounts of the Variable Account will vary to reflect the investment experience of each of the corresponding portfolios, as well as deductions for certain charges.

Each portfolio has a separate and distinct investment objective and is managed by Fortis Advisers, Inc. or a subadviser of Fortis Advisers, Inc. A full description of the portfolios and their investment objectives, policies, risks and expenses can be found in the current prospectus for Series Fund, which accompanies this prospectus, and Series Fund Statement of Additional Information which is available upon request from Fortis Benefits at the address and phone number on the cover of this prospectus.

FIXED ACCOUNT INVESTMENT OPTIONS

Any amount allocated by the owner to the fixed account earns a guaranteed interest rate. The level of the guaranteed interest rate depends on the length of the guarantee period selected by the owner. We currently make available ten different guarantee periods, ranging from one to ten years.

If amounts are transferred, surrendered or otherwise paid out more than fifteen days before or after the end of the applicable guarantee period, a Market Value Adjustment will be applied to increase or decrease the amount of fixed account value that is paid out. Accordingly, the Market Value Adjustment can result in gains or losses to you.

THE FIXED ACCOUNT INVESTMENT OPTION IS NOT AVAILABLE FOR CONTRACTS ISSUED IN THE STATES OF PENNSYLVANIA AND NEVADA.

For a more complete discussion of the fixed account investment options and the Market Value Adjustment, see "The Fixed Account".

TRANSFERS

During the Accumulation Period, you can transfer all or part of your contract value from one subaccount to another or into the fixed account and, subject to any Market Value Adjustment, from one guarantee period to another or into a subaccount. There is currently no charge for these transfers. We reserve the right to restrict the frequency of or otherwise condition, terminate, or impose charges upon, transfers from a subaccount during the Accumulation Period. During the Annuity Period the person receiving annuity payments may make up to four transfers (but not from a Fixed Annuity Option) during each year of the Annuity Period. For a description of certain limitations on transfer rights, see "Allocations of Purchase Payments and Contract Value--Transfers".

TOTAL OR PARTIAL SURRENDERS

Subject to certain conditions, all or part of the contract value may be surrendered by you before the earlier of the Annuitant's death or the annuity commencement date. Amounts surrendered may be subject to a surrender charge and, in addition, amounts surrendered from the fixed account may be subject to a Market Value Adjustment. See "Total and Partial Surrenders," "Surrender Charge" and "Market Value Adjustment". Particular attention should be paid to the tax implications of any surrender, including possible penalties for premature distributions. See "Federal Tax Matters".

ANNUITY PAYMENTS

The contract provides several types of annuity benefits to you or to other persons you properly designate to receive such payments, including Fixed and Variable Annuity Options. The owner has considerable flexibility in choosing the annuity commencement date. However, the tax implications of an annuity commencement date must be carefully considered, including the possibility of penalties for commencing benefits either too soon or too late. See "Annuity Commencement Date," "Annuity Options" and "Federal Tax Matters" in this prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information.

DEATH BENEFIT

In the event that the Annuitant or owner dies prior to the annuity commencement date, a death benefit is payable to the beneficiary. See "Benefit Payable on Death of Annuitant or Owner".

LIMITATIONS IMPOSED BY RETIREMENT PLANS AND EMPLOYERS

Certain rights you would otherwise have under a contract may be limited by the terms of any applicable employee benefit plan. These limitations may restrict such things as total and partial surrenders, the amount or timing of purchase payments that may be made, when annuity payments must start and the type of annuity options that may be selected. Accordingly, you should familiarize yourself with these and all other aspects of any retirement plan in connection with which a contract is issued.

The record owner of the group variable annuity contract pursuant to which group certificates will be issued will be a bank trustee whose sole function is to hold record ownership of the contract or an employer (or the employer's designee) in connection with an employee benefit plan. In the latter cases, certain rights that an owner otherwise would have under a contract may be reserved instead by the employer.

TAX IMPLICATIONS

The tax implications for you or any other persons who may receive payments under a contract, and those of any related employee benefit plan can be quite important. A brief discussion of some of these is set out under "Federal Tax Matters" in this prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a contract or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS

Any question about procedures of the contract should be directed to your sales representative, or Fortis Benefits' home office:
P.O. Box 64272, St. Paul, Minnesota, 55164: 1-800-800-2000, extension 3057.
Purchase payments and written requests should be mailed or delivered to the same home office address. All communications should include the contract number, the owner's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-800-2000 (extension 3057).

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at Fortis Benefit's home office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

                      This page left blank intentionally.

FINANCIAL AND PERFORMANCE INFORMATION

The information presented below reflects the Accumulation Unit information for subaccounts of the Variable Account through December 31, 1998.

                                           U.S. GOV'T                                                       GLOBAL ASSET
                           MONEY MARKET    SECURITIES    DIVERSIFIED INCOME    GLOBAL BOND    HIGH YIELD     ALLOCATION
                           -------------  -------------  -------------------   ------------   -----------   -------------
DECEMBER 31, 1998
Accumulation Units in
  Force..................
Accumulation Unit
  Values.................  $              $                 $                   $             $               $
DECEMBER 31, 1997
Accumulation Units in
  Force..................     31,491,629      7,743,923        49,942,498         1,123,401     4,194,544       2,918,483
Accumulation Unit
  Values.................  $    1.474617  $   17.149938     $    1.963344       $ 11.837281   $ 12.917282     $ 14.433538
DECEMBER 31, 1996
Accumulation Units in
  Force..................     36,220,947      9,635,092        55,653,680         1,088,043     3,337,604       2,330,884
Accumulation Unit
  Values.................          1.418         15.935             1.801            11.961        11.928          12.884
JANUARY 1, 1996*
Accumulation Unit
  Values.................             --             --                --                --            --              --
DECEMBER 31, 1995
Accumulation Units in
  Force..................     26,915,975     10,989,914        59,213,865           574,142     2,321,419       1,117,596
Accumulation Unit
  Value..................  $       1.367  $      15.805     $       1.753       $    11.743   $    10.941     $    11.590
JANUARY 2, 1995*
Accumulation Unit
  Value..................             --             --                --            10.000            --          10.000
DECEMBER 31, 1994
Accumulation Units in
  Force..................     30,697,754     12,271,738        62,744,615                --     1,216,957              --
Accumulation Unit
  Value..................  $       1.311  $      13.483     $       1.515                --   $     9.834              --
MAY 1, 1994*
Accumulation Unit
  Value..................             --             --                --                --       10.0000              --
DECEMBER 31, 1993
Accumulation Units in
  Force..................     21,315,022     15,601,818        56,005,709                --            --              --
Accumulation Unit
  Value..................  $       1.278  $      14.609     $       1.621                --            --              --
DECEMBER 31, 1992
Accumulation Units in
  Force..................     20,674,556      9,505,984        19,353,521                --            --              --
Accumulation Unit
  Value..................  $       1.261  $      13.529     $       1.457                --            --              --
MAY 1, 1992*
Accumulation Unit
  Value..................             --             --                --                --            --              --
DECEMBER 31, 1991
Accumulation Units in
  Force..................   7,235,168.03   3,595,759.23      6,056,976.03                --            --              --
Accumulation Unit
  Value..................  $       1.237  $      12.921     $       1.379                --            --              --
DECEMBER 31, 1990
Accumulation Units in
  Force..................   5,632,146.27     747,992.12      2,352,517.74                --            --              --
Accumulation Unit
  Value..................  $       1.183  $      11.450     $       1.219                --            --              --
DECEMBER 31, 1989
Accumulation Units in
  Force..................     754,306.35      70,701.23      1,306,717.80                --            --              --
Accumulation Unit
  Value..................  $       1.112  $      10.756     $       1.135                --            --              --

------------------------

  * Accumulation Unit value at date of initial registration statement effectiveness

                                                                                        S&P              BLUE        INTERNATIONAL
                           ASSET ALLOCATION       VALUE        GROWTH & INCOME          500              CHIP            STOCK
                           -----------------   -----------   -------------------   --------------   --------------   --------------
DECEMBER 31, 1998
Accumulation Units in
  Force..................
Accumulation Unit
  Values.................    $                 $                 $                 $                $                  $
DECEMBER 31, 1997
Accumulation Units in
  Force..................        156,035,843     3,402,217        11,003,248            5,491,818        4,149,587      4,239,821
Accumulation Unit
  Values.................    $      2.809839   $ 13.651572       $ 19.487584       $    14.786540   $    14.429421     $14.021796
DECEMBER 31, 1996
Accumulation Units in
  Force..................        154,525,474     1,071,648         7,892,683            1,259,758          915,358      3,137,348
Accumulation Unit
  Values.................              2.368        11.048            15.468               11.326           11.520         12.690
JANUARY 1, 1996*
Accumulation Unit
  Values.................                 --                          10.000               10.000           10.000             --
DECEMBER 31, 1995
Accumulation Units in
  Force..................        148,700,081                       4,204,164                                            1,157,064
Accumulation Unit
  Value..................    $         2.134                     $    12.904                        $       11.271     $   15.754
JANUARY 2, 1995*
Accumulation Unit
  Value..................                 --                              --                                               10.000
DECEMBER 31, 1994
Accumulation Units in
  Force..................        137,642,102                       1,489,517                                                   --
Accumulation Unit
  Value..................    $         1.773                     $    10.083                                                   --
MAY 1, 1994*
Accumulation Unit
  Value..................                 --                         10.0000                                                   --
DECEMBER 31, 1993
Accumulation Units in
  Force..................        106,834,367                              --                                                   --
Accumulation Unit
  Value..................    $         1.797                              --                                                   --
DECEMBER 31, 1992
Accumulation Units in
  Force..................         49,688,937                              --                                                   --
Accumulation Unit
  Value..................    $         1.664                              --                                                   --
MAY 1, 1992*
Accumulation Unit
  Value..................                 --                              --                                                   --
DECEMBER 31, 1991
Accumulation Units in
  Force..................      17,772,322.83                              --                                                   --
Accumulation Unit
  Value..................    $         1.577                              --                                                   --
DECEMBER 31, 1990
Accumulation Units in
  Force..................       8,249,373.75                              --                                                   --
Accumulation Unit
  Value..................    $         1.252                              --                   --   $        1.298             --
DECEMBER 31, 1989
Accumulation Units in
  Force..................       2,760,936.67                              --                                                   --
Accumulation Unit
  Value..................    $         1.245                              --                                                   --

                                                              AGGRESSIVE
                           GLOBAL GROWTH     GROWTH STOCK       GROWTH
                           --------------   ---------------   -----------
DECEMBER 31, 1998
Accumulation Units in
  Force..................
Accumulation Unit
  Values.................    $              $                 $
DECEMBER 31, 1997
Accumulation Units in
  Force..................     13,725,612        156,975,866     6,551,677
Accumulation Unit
  Values.................    $ 19.507894    $      3.296005   $ 13.241215
DECEMBER 31, 1996
Accumulation Units in
  Force..................     13,713,860        169,095,500     5,706,895
Accumulation Unit
  Values.................         18.510              2.971        13.232
JANUARY 1, 1996*
Accumulation Unit
  Values.................             --                 --
DECEMBER 31, 1995
Accumulation Units in
  Force..................     10,769,830        160,247,280     3,033,587
Accumulation Unit
  Value..................    $     2.587    $        12.461
JANUARY 2, 1995*
Accumulation Unit
  Value..................             --                 --            --
DECEMBER 31, 1994
Accumulation Units in
  Force..................     10,055,959        148,657,108     1,115,647
Accumulation Unit
  Value..................    $    12.236    $         2.054   $     9.723
MAY 1, 1994*
Accumulation Unit
  Value..................             --                 --       10.0000
DECEMBER 31, 1993
Accumulation Units in
  Force..................      5,108,957        118,720,649            --
Accumulation Unit
  Value..................    $    12.784    $         2.142            --
DECEMBER 31, 1992
Accumulation Units in
  Force..................        698,720         79,582,321            --
Accumulation Unit
  Value..................    $    10.988    $         1.996            --
MAY 1, 1992*
Accumulation Unit
  Value..................        10.0000                 --            --
DECEMBER 31, 1991
Accumulation Units in
  Force..................             --      42,946,178.33            --
Accumulation Unit
  Value..................             --    $         1.965            --
DECEMBER 31, 1990
Accumulation Units in
  Force..................             --      14,690,313.64            --
Accumulation Unit
  Value..................
DECEMBER 31, 1989
Accumulation Units in
  Force..................             --       3,507,971.91            --
Accumulation Unit
  Value..................             --    $         1.357            --

------------------------

  * Accumulation Unit value at date of initial registration statement effectiveness

Audited financial statements of the Variable Account are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total Return" is the total change in value of an investment in the subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield figures do not reflect the surrender charge and yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning Fortis Benefits is included in this prospectus under "Additional Information About Fortis Benefits" and "Fortis Benefits Financial Statements".

FORTIS BENEFITS/FORTIS FINANCIAL GROUP MEMBER

Fortis Benefits Insurance Company is the issuer of the contracts. At the end of 1997, Fortis Benefits had approximately $99 billion of total life insurance in force. Fortis Benefits is a Minnesota corporation founded in 1910. It is qualified to sell life insurance and annuity contracts in the District of Columbia and in all states except New York. Fortis Benefits is an indirectly wholly-owned subsidiary of Fortis, Inc., which is itself indirectly owned 50% by Fortis (NL)N.V. and 50% by Fortis (B). Fortis, Inc. manages the United States operations for these two companies.

Fortis Benefits is a member of the Fortis Financial Group. This group is a joint effort by Fortis Benefits, Fortis Advisers, Inc., Fortis Investors, Inc., and Fortis Insurance Company, to offer financial products through the management, marketing, and servicing of mutual funds, annuities, and life insurance.

Fortis (NL)N.V. is a diversified financial services company headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847. Fortis
(B) is a diversified financial services company headquartered in Brussels, Belgium, where its insurance operations began in 1824. Fortis (NL)N.V. and Fortis (B) have merged their operating companies under the trade name of Fortis. The Fortis group of companies is active in insurance, banking and financial services, and real estate development in The Netherlands, Belgium, the United States, Western Europe, and the Pacific Rim. The Fortis group of companies had
approximately    billion in assets at the end of 1998.

All of the guarantees and commitments under the contracts are general obligations of Fortis Benefits regardless of whether you have allocated the contract value to the Variable Account or to the fixed account. None of Fortis Benefits' affiliated companies has any legal obligation to back Fortis Benefits' obligations under the contracts.

THE VARIABLE ACCOUNT

The Variable Account is a segregated investment account of Fortis Benefits. Fortis Benefits established Variable Account D under Minnesota insurance law as of October 14, 1987. The Variable Account is an integral part of Fortis Benefits. However, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under these contracts and other variable annuity contracts issued by Fortis Benefits will not be chargeable with liabilities arising out of any other business of Fortis Benefits.

The Variable Account has subaccounts. The assets in each subaccount are invested exclusively in a distinct class (or series) of stock issued by Series Fund, each of which represents a separate investment portfolio within Series Fund. Income and both realized and unrealized gains or losses from the assets of each subaccount of the Variable Account are credited to or charged against that subaccount without regard to income, gains or losses from any other subaccount of the Variable Account or arising out of any other business we may conduct. We may add or eliminate new subaccounts as new portfolios are added or are eliminated.

SERIES FUND

Series Fund is a "series" type of mutual fund. Series Fund is registered with the Securities and Exchange Commission under the Investment Company Act of 1940. Series Fund has served as the investment medium for the Variable Account since the Variable Account began operations. Series Fund is also the investment medium for the variable account of Fortis Benefits through which variable life insurance policies are issued by Fortis Benefits. We do not foresee any conflict between your interests and the interests of life insurance policy owners. However, Series Fund's Board of Directors will monitor to identify any material, irreconcilable conflicts which may develop. Series Fund's Board of Directors will determine what action, if any, should be taken in response. If it becomes necessary for any separate account to replace shares of any portfolio with another investment, the portfolio may have to liquidate securities on a disadvantageous basis.

Fortis Benefits purchases and redeems Series Fund shares for the Variable Account at their net asset value without any sales or redemption charges. These shares are interests in the portfolios of Series Fund available for investment by the Variable Account. Each portfolio corresponds to one of the subaccounts of the Variable Account. The assets of each portfolio are separate from the assets of other portfolios. In addition, each portfolio operates as a separate investment portfolio whose investment performance has no effect on the investment performance of any other portfolio.

We automatically reinvest dividends or capital gain distributions attributable to contracts in shares of the portfolio from which they are received at the portfolio's net asset value on the date paid. These dividends and distributions will have the effect of reducing the net asset value of each share of the corresponding portfolio and increasing, by an equivalent value, the number of shares outstanding of the portfolio. However, the value of your interest in the corresponding subaccount will not change as a result of any of these dividends and distributions.

The portfolios of Series Fund available for investment by the Variable Account are listed on the cover page of this prospectus.

A full description of the portfolios, their investment policies and restrictions, the charges, the risks associated with investing in them, and other aspects of their operations is contained in the prospectus for Series Fund accompanying this prospectus and in the Statement of Additional Information for Series Fund. Additional copies of these documents may be obtained from your sales representative or from our home office. The complete risk disclosure in the prospectus for the Diversified Income Series, High Yield Series, Asset Allocation Series, and Global Asset Allocation Series should be read before selection of them for investment.

THE FIXED ACCOUNT
GUARANTEED INTEREST RATES/GUARANTEE PERIODS

Any amount you allocate to the fixed account earns a guaranteed interest rate beginning on the date you make the allocation. The guaranteed interest rate continues for the number of years you select, up to a maximum of TEN years. At the end of your guarantee period, your contract value, including accrued interest, will be allocated to a new guarantee period of equal length. However, you may reallocate your contract value to a different guarantee period (or periods) or to one (or more) of the subaccounts of the Variable Account. If you decide to reallocate your contract value, you must do so by sending us a WRITTEN REQUEST. We must receive your written request AT LEAST three business days before the end of your guarantee period. The first day of your new guarantee period (or other reallocation) will be the day after the end of your previous guarantee period. We will notify you AT LEAST 45 days and NOT MORE than 75 days before the end of your guarantee period.

We currently offer ten different guarantee periods. These guarantee periods range in length from one to ten years. Each guarantee period has its own guaranteed interest rate, which may differ from those for other guarantee periods. From time to time we will, at our discretion, change the guaranteed interest rate for FUTURE guarantee periods. These changes will NOT affect the guaranteed interest rates we are paying on CURRENT guarantee periods. Please note, when you allocate or transfer an amount to a guarantee period, a new guarantee period begins running with respect to that amount. Therefore, the amount you allocate will earn a guaranteed interest rate that will not change until the end of that period. In addition, the guaranteed interest rate will never be less than an effective annual rate of 4%.

We declare the guaranteed interest rates from time to time as market conditions dictate. We advise you of the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment from you, or at the time we execute a transfer you have requested, or at the time a guarantee period is renewed.

We do not have a specific formula for establishing the guaranteed interest rates for the guarantee periods. Guaranteed interest rates may be INFLUENCED by the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. Guaranteed interest rates do not necessarily CORRESPOND to the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. See "Investments by Fortis Benefits". In addition, when we determine guaranteed interest rates, we may consider: (1) the duration of a guarantee period, (2) regulatory and tax requirements, (3) sales and administrative expenses we bear,
(4) risks we assume, (5) our profitability objectives, and (6) general economic trends.

FORTIS BENEFITS' MANAGEMENT MAKES THE FINAL DETERMINATION OF THE GUARANTEED INTEREST RATES WE DECLARE. WE CANNOT PREDICT OR ASSURE THE LEVEL OF ANY FUTURE GUARANTEED INTEREST RATES IN EXCESS OF AN EFFECTIVE ANNUAL RATE OF 4%.

THE FIXED ACCOUNT INVESTMENT OPTION IS NOT AVAILABLE FOR CONTRACTS ISSUED IN THE STATES OF PENNSYLVANIA AND NEVADA.

You may obtain information concerning the guaranteed interest rates that apply to the various guarantee periods. You may obtain this information from our home office or from your sales representative at any time.

MARKET VALUE ADJUSTMENT

Except as described below, we will apply a Market Value Adjustment to any fixed account value that is:

    - surrendered,

    - transferred, or

    - otherwise paid out

BEFORE the end of the guarantee period in which it is being held.

For example, we will apply a Market Value Adjustment to fixed account value that we pay:

    - as a death benefit pursuant to a contract,

    - as an amount applied to an annuity option, and

    - as an amount paid as a single sum in lieu of an annuity.

The Market Value Adjustment we apply may increase or decrease the fixed account value that is withdrawn or transferred. We determine whether the fixed account value is increased or decreased by performing a comparison of two guaranteed interest rates.

The first rate we compare is the guaranteed interest rate for the fixed account value that is withdrawn or transferred from the existing guarantee period. The second rate we compare is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period. After comparing these two rates, we determine whether the fixed account value is increased or decreased as follows:

    - If the first rate exceeds the second rate by more than 1/2%, the Market Value Adjustment produces an INCREASE in the fixed account value withdrawn or transferred.

    - If the first rate does not exceed the second rate by at least 1/2%, the Market Value Adjustment produces a DECREASE in the fixed account value withdrawn or transferred.

We will determine the Market Value Adjustment by multiplying the fixed account value that is withdrawn or transferred from the existing guarantee period (before deduction of any applicable surrender charge) by the following factor:

            1 + I            n / 12
        ( ----------)               - 1
         1 + J + .005

where,

    - I is the guaranteed interest rate we credit to the fixed account value that is withdrawn or transferred from the existing guarantee period.

    - J is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period (rounded up to the next higher number of years).

    - N is the number of months remaining in the existing guarantee period (rounded up to the next higher number of months).

You will find sample Market Value Adjustment calculations in Appendix A.

We do not apply a Market Value Adjustment to withdrawals and transfers of fixed account value under two exceptions. We describe these exceptions below.

We will NOT apply a Market Value Adjustment to fixed account value that we pay out during a 30 DAY period that:

    - BEGINS 15 DAYS BEFORE the end date of the guarantee period in which the fixed account value was being held, and that:

    - ENDS 15 DAYS AFTER the end date of the guarantee period in which the fixed account value was being held.

In addition, we will NOT apply a Market Value Adjustment to fixed account value that is withdrawn or transferred from a guarantee period on a PERIODIC, AUTOMATIC BASIS. This exception only applies to such withdrawals or transfers under a FORMAL Fortis Benefits program for the withdrawal or transfer of fixed account value.

We may impose CONDITIONS AND LIMITATIONS on any formal Fortis Benefits program for the withdrawal or transfer of fixed account value. Ask your Fortis Benefits representative about the availability of such a program in your state. In addition, if such a program is available in your state, your Fortis Benefits representative can inform you about the conditions and limitations that may apply to that program.

INVESTMENTS BY FORTIS BENEFITS

Fortis Benefits' legal obligations with respect to the fixed account are supported by our general account assets. These general account assets also support our obligations under other insurance and annuity contracts. Investments purchased with amounts allocated to the fixed account are the property of Fortis Benefits, and you have no legal rights in such investments. Subject to applicable law, we have sole discretion over the investment of assets in our general account and in the fixed account. Neither our general account nor the fixed account is subject to registration under the Investment Company Act of 1940.

We will invest amounts in our general account, and amounts in the fixed account, in compliance with applicable state insurance laws and regulations concerning the nature and quality of investments for the general account. Within specified limits and subject to certain standards and limitations, these laws generally permit investment in:

    - federal, state and municipal obligations,

    - preferred and common stocks,

    - corporate bonds,

    - real estate mortgages,

    - real estate, and

    - certain other investments.

See "Fortis Benefits' Financial Statements" for information on our investments. Investment management for amounts in our general account and in the fixed account is provided to us by Fortis Advisors, Inc.

When we establish guaranteed interest rates, we will consider the available return on the instruments in which we invest amounts allocated to the fixed account. However, this return is only one of many factors we consider when we establish the guaranteed interest rates. See "Guaranteed Interest
Rates/Guarantee Periods".

Generally, we expect to invest amounts allocated to the fixed account in debt instruments. We expect that these debt instruments will approximately match our liabilities with regard to the guarantee periods. We also expect that these debt instruments will primarily include:

(1) securities issued by the United States Government or its agencies or instrumentalities. These securities may or may not be guaranteed by the United States Government;

(2) debt securities that, at the time of purchase, have an investment grade within the four highest grades assigned by Moody's

     Investors Services, Inc. ("Moody's"), Standard & Poor's Corporation ("Standard & Poor's"), or any other nationally recognized rating service. Moody's four highest grades are: Aaa, Aa, A, and Baa. Standard & Poor's four highest grades are: AAA, AA, A, and BBB;

(3) other debt instruments including, but not limited to, issues of, or guaranteed by, banks or bank holding companies and corporations. Although not rated by Moody's or Standard & Poor's, we deem these obligations to have an investment quality comparable to securities that may be purchased as stated above;

(4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate.

Except as required by applicable state insurance laws and regulations, we are not obligated to invest amounts allocated to the fixed account according to any particular strategy, See "Regulation and Reserves".

ACCUMULATION PERIOD

ISSUANCE OF A CONTRACT AND PURCHASE PAYMENTS

We reserve the right to reject any application for a contract or any purchase payment for any reason. If we accept your issuing instructions in the form received, we will credit the initial purchase payment within two Valuation Dates after the later of (1) receipt of the issuing instructions or (2) receipt of the initial purchase payment at our home office. If we cannot apply the initial purchase payment within five Valuation Dates after receipt because the issuing instructions are incomplete, we will return the initial purchase payment unless you consent to our retaining the initial purchase payment and applying it as of the end of the Valuation Period in which the necessary requirements are fulfilled. The initial purchase payment must be at least $5,000 ($2,000 for a contract issued pursuant to a qualified plan).

The date that we apply the initial purchase payment to the purchase of the contract is also the contract issue date. The contract issue date is the date used to determine contract years, regardless of when we deliver the contract. Our crediting of investment experience in the Variable Account, or a fixed rate of return in the fixed account, generally begins as of the contract issue date.

We will accept additional purchase payments at any time after the contract issue date and prior to the annuity commencement date, as long as the Annuitant is living. You must transmit purchase payments (together with any required information identifying the proper contracts and account to be credited with purchase payments) to our home office. We apply additional purchase payments to the contract, and add to the contract value as of the end of the Valuation Period in which we receive the payments.

Each additional purchase payment under a contract must be at least $50. The total of all purchase payments for all Fortis Benefits annuities having the same owner or Annuitant, may not exceed $1 million (not more than $500,000 allocated to the fixed account) without our prior approval. We reserve the right to modify this limitation at any time.

You may make purchase payments in excess of the initial minimum by monthly draft against a bank account if you have completed and returned to us a special authorization form. You may get the form from your sales representative or from our home office. We can also arrange for you to make purchase payments by wire transfer, payroll deduction, military allotment, direct deposit and billing. Purchase payments by check should be made payable to Fortis Benefits Insurance Company.

If the contract value is less than $1,000, we may cancel the contract on any Valuation Date. We will notify you of our intention to cancel the contract at least 90 days in advance of the cancellation date. If we do cancel your contract, we consider such cancellation a full surrender of the contract.

CONTRACT VALUE

Contract value is the total of any Variable Account value in all the subaccounts of the Variable Account, plus any fixed account value in all the guarantee periods.

The contract does not guarantee a minimum Variable Account value. You bear the entire investment risk for the contract value that you allocate to the Variable Account.

DETERMINATION OF VARIABLE ACCOUNT VALUE. A contract's Variable Account value is based on the number of Accumulation Units and on Accumulation Unit values, which are determined on each Valuation Date. The value of an Accumulation Unit for a subaccount on any Valuation Date is equal to the previous value of that subaccount's Accumulation Unit multiplied by that subaccount's net investment factor (discussed directly below) for the Valuation Period ending on that Valuation Date. At the end of any Valuation Period, a contract's Variable Account value in a subaccount is equal to the number of Accumulation Units in the subaccount times the value of one Accumulation Unit for that subaccount.

The number of Accumulation Units in each subaccount is equal to

    - Accumulation Units purchased at the time that any purchase payments or transferred amounts are allocated to the subaccount; less

    - Accumulation Units redeemed to pay for the portion of any transfers from or partial surrenders allocated to the subaccount; less

    - Accumulation Units redeemed to pay charges under the contract.

NET INVESTMENT FACTOR. The net investment factor for a subaccount is determined by dividing (1) the net asset value per share of the portfolio shares held by the subaccount, determined at the end of the current Valuation Period, plus the per share amount of any dividend or capital gains distribution made with respect to the portfolio shares held by the subaccount during the current Valuation Period, minus a per share charge for the increase, plus a per share credit for the decrease, in any income taxes assessed which we determine to have resulted from the investment operation of the subaccount or any other taxes which are attributable to this contract, by (2) the net asset value per share of the portfolio shares held in the subaccount as determined at the end of the previous Valuation Period, and subtracting from that result a factor representing the mortality risk, expense risk and administrative expense charge.

If a subaccount's net investment factor is GREATER THAN ONE, the subaccount's Accumulation Unit value has INCREASED. If a subaccount's net investment factor is LESS THAN ONE, the subaccount's Accumulation Unit value has DECREASED.

DETERMINATION OF FIXED ACCOUNT VALUE. A contract's fixed account value is guaranteed by Fortis Benefits. Therefore, we bear the investment risk with respect to amounts allocated to the fixed account, except to the extent that (1) we may vary the guaranteed interest rate for future guarantee periods (subject to the 4% effective annual minimum) and (2) the Market Value Adjustment imposes investment risks on you.

The contract's fixed account value on any Valuation Date is the sum of its fixed account values in each guarantee period on that date. The fixed account value in a guarantee period is equal to the following amounts, in each case increased by accrued interest at the applicable guaranteed interest rate:

    - The amount of purchase payments or transferred amounts allocated to the guarantee period; less

    - The amount of any transfers or surrenders out of the guarantee period.

ALLOCATION OF PURCHASE PAYMENTS AND CONTRACT VALUE

ALLOCATION OF PURCHASE PAYMENTS. In your application for a contract, you may allocate purchase payments, or portions of payments, to the:

    - available subaccounts of the Variable Account, or

    - to the guarantee periods in the fixed account, or

    - to a combination of the two previous options.

Percentages must be in whole numbers and the total allocation must equal 100%. The percentage allocations for future purchase payments may be changed, without charge, at any time by sending a written request to Fortis Benefits' home office. Changes in the allocation of future purchase payments will be effective on the date we receive your written request.

TRANSFERS. You may transfer contract value:

    - from one available subaccount to another available subaccount, or

    - from one available subaccount to the fixed account, or

    - from one guarantee period to another guarantee period, or

    - from one guarantee period to an available subaccount

You must request transfers by (1) a written request to Fortis Benefits' home office, or by (2) a telephone transfer as described below. Currently, we do not charge for any transfer. However, transfers from a guarantee period that are (1) more than 15 days before or 15 days after the expiration of the existing guarantee period, or are (2) not a part of a formal Fortis Benefits program for the transfer of fixed account value are subject to a Market Value Adjustment. See "Market Value Adjustment".

The MINIMUM transfer from a subaccount or guarantee period is the LESSER of:

    - $1,000, or

    - all of the contract value in the subaccount or guarantee period.

However, we may permit a continuing request for transfers of lesser specified amounts automatically on a periodic basis. We reserve the right to restrict the frequency of transfers or to otherwise condition, terminate, or impose charges (not to exceed $25 per transfer) upon transfers. Where you make all your transfer requests at the same time, as part of one request, we will count all transfers between and among the subaccounts of the Variable Account and the fixed account as one transfer. We will execute the transfers, and determine all values in connection with the transfers, at of the end of the Valuation Period in which we receive the transfer request. The amount of any positive or negative Market Value Adjustment will be added to or deducted from the transferred amount.

Certain restrictions on very substantial allocations to any one subaccount are set forth under "Limitations on Allocations" in the Statement of Additional Information.

TOTAL AND PARTIAL SURRENDERS

TOTAL SURRENDERS. You may surrender all of the cash surrender value at any time during the life of the Annuitant and prior to the annuity commencement date. If you choose to make a total surrender, you must do so by written request sent to our home office. We reserve the right to require that the contract be returned to us prior to making payment, although this will not affect our determination of the amount of the cash surrender value. Cash surrender value is:

    - the contract value at the end of the Valuation Period during which we receive the written request for the total surrender at our home office, less

    - any applicable surrender charge, and

    - after we have applied any Market Value Adjustment.

See "Surrender Charge" and "Market Value Adjustment".

We must receive written consent of all collateral assignees and irrevocable beneficiaries prior to any total surrender. We will generally pay surrenders from the Variable Account within seven days of the date of receipt by our home office of the written request. However, we may postpone payments in certain circumstances. See "Postponement of Payment".

The amount we pay upon total surrender of the cash surrender value (taking into account any prior partial surrenders) may be more or less than the total purchase payments you made. After a surrender of the cash surrender value or at any time the contract value is zero, all rights of the owner, Annuitant, or any other person will terminate.

PARTIAL SURRENDERS. At any during the life of the Annuitant and prior to the annuity commencement date, you may surrender a portion of the fixed account and/or the Variable Account. You must request partial surrender by a written request sent to Fortis Benefits' home office. We will not accept a partial surrender request from you unless the net proceeds payable to you, as a result of the request, are at least

$1,000. We will surrender the entire cash surrender value under the contract if the total contract value in both the Variable Account and fixed account would be less than $1,000 after the partial surrender.

You should specify the subaccounts of the Variable Account or guarantee periods of the fixed account that you wish to partially surrender. If you do not specify, we take the partial surrender from the subaccounts and from the guarantee periods of the fixed account on a pro rata basis.

We will surrender Accumulation Units from the Variable Account and/ or dollar amounts from the fixed account so that the total amount of the partial surrender equals the dollar amount of the partial surrender request. We will reduce the partial surrender by the amount of any applicable surrender charge. In addition, if the surrender is from a guarantee period, we will reduce the amount payable to you by any negative Market Value Adjustment, or we will increase the amount payable to you by any positive Market Value Adjustment UNLESS the surrender is
(1) within 15 days before or 15 days after the expiration of a guarantee period, or (2) is a part of a formal Fortis Benefits program for the transfer or withdrawal of fixed account value. The partial surrender will be effective at the end of the Valuation Period in which we receive the written request for partial surrender at our home office. Payments will generally be made within seven days of the effective date of such request, although certain delays are permitted. See "Postponement of Payment".

The Internal Revenue Code provides that a penalty tax will be imposed on certain premature surrenders. For a discussion of this and other tax implications of total and partial surrenders, including withholding requirements, see "Federal Tax Matters". Also, under tax deferred annuity contracts pursuant to Section 403(b) of the Internal Revenue Code, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

TELEPHONE TRANSACTIONS

You or your representative may make certain requests under the contract by telephone if we have a written telephone authorization on file. These include requests for (1) transfers, (2) withdrawals, and (3) changes in purchase payment allocation instructions, dollar-cost averaging, portfolio rebalancing programs, and systematic withdrawals. Our home office will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, among others, (1) requiring some form of personal identification such as your address and social security number prior to acting upon instructions received by telephone, (2) providing written confirmation of such transactions, and/or (3) tape recording of telephone instructions. Your request for telephone transactions authorizes us to record telephone calls. We may be liable for any losses due to unauthorized or fraudulent instructions if we do not employ reasonable procedures. If we do employ reasonable procedures, we will not be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to place limits, including dollar limits, on telephone transactions.

BENEFIT PAYABLE ON DEATH OF ANNUITANT OR OWNER

If the owner or Annuitant dies prior to the annuity commencement date, we will pay a death benefit to the beneficiary. If more than one Annuitant has been named, we will pay the death benefit payable upon the death of an Annuitant only upon the death of the last survivor of the persons so named.

If the contract is issued on or after May 1, 1997 and in a state that has approved the Enhanced Death Benefit Rider (check with your representative as to its availability in your state), the death benefit will be equal to the greater of (1), (2), or (3) as follows:

(1)(a) If an owner or the Annuitant dies before the date any owner or Annuitant first reaches age 75, the accumulation of purchase payments made less all prior surrenders and less any applicable prior negative Market Value Adjustments less previously imposed surrender charges at an effective annual rate of 3.0%. This amount may not exceed a maximum of two times the following: purchase payments made less all prior surrenders and less any applicable prior negative Market Value Adjustments less previously imposed surrender charges. This amount is referred to as the "roll-up amount".

                                       or

(1)(b) If the Annuitant or owner dies on or after the date any owner or Annuitant first reaches age 75, the roll-up amount as of the date that an owner or Annuitant first reaches age 75, plus subsequent purchase payments made, less subsequent surrenders and any subsequent negative Market Value Adjustments less subsequently imposed surrender charges.

(2) The contract value adjusted by any applicable Market Value Adjustment as of the date used for valuing the death benefit.

(3) The contract value adjusted by any Market Value Adjustment (less the amount of any subsequent surrenders and surrender charges and negative Market Value Adjustments in connection therewith), as of the contract's Seven Year Anniversary immediately preceding the earlier of:

      (a) the date of death of either the owner or Annuitant, or

      (b) the date either first reaches his or her 75th birthday.

See Appendix B for Sample Death Benefit Calculations.

If the contract is issued prior to May 1, 1997, or on or after that date in a state that has not approved the Enhanced Death Benefit rider, the death benefit will be equal to the greater of (1), (2), or (3) as follows:

(1) The sum of all purchase payments made (less all prior surrenders and previously-imposed surrender charges and prior negative Market Value Adjustments);

(2) The contract value adjusted by any Market Value Adjustment, as of the date used for valuing the death benefit; or

(3) The contract value adjusted by any Market Value Adjustment (less the amount of any subsequent surrenders and surrender charges and negative Market Value Adjustments in connection therewith), as of the contract's Seven Year Anniversary immediately preceding the earlier of:

      (a) the date of death of either the owner or Annuitant, or

      (b) the date either first reaches his or her 75th birthday.

The value of the death benefit is determined as of the end of the Valuation Period in which we receive, at our home office, proof of death and the written request as to the manner of payment. Upon receipt of these items, the death benefit generally will be paid within seven days. Under certain circumstances, payment of the death benefit may be postponed. See "Postponement of Payment". If we do not receive a written request for a settlement method, we will pay the death benefit in a single sum, based on values determined at that time.

The beneficiary may (1) receive a single sum payment, which terminates the contract, or (2) select an annuity option. If the beneficiary selects an annuity option, he or she will have all the rights and privileges of a payee under the contract. If the beneficiary desires an Annuity option, the election should be made within 60 days of the date the death benefit becomes payable. Failure to make a timely election can result in unfavorable tax consequences. For further information, see "Federal Tax Matters".

We accept any of the following as proof of death: (1) a copy of a certified death certificate; (2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; or (3) a written statement by a medical doctor who attended the deceased at the time of death.

The Internal Revenue Code requires that a Non-Qualified Contract contain certain provisions about an owner's death. We discuss these provisions below under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts". It is imperative that written notice of the death of the owner be promptly transmitted to us at our home office, so that we can make arrangements for distribution of the entire interest in the contract to the beneficiary in a manner that satisfies the Internal Revenue Code requirements. Failure to satisfy these requirements may result in the contract not being treated as an annuity contract for federal income tax purposes with possible adverse tax consequences.

THE ANNUITY PERIOD

ANNUITY COMMENCEMENT DATE

You may specify an annuity commencement date in your application. The annuity commencement date marks the beginning of the period during which an Annuitant or other payee designated by the owner receives annuity payments under the contract. The annuity commencement date must be at least two years after the contract issue date. You should consult your sales representative in this regard.

The Internal Revenue Code may impose penalty taxes on amounts distributed either too soon or too late depending on the type of retirement arrangement involved. See "Federal Tax Matters". You should consider this carefully in selecting or changing an annuity commencement date.

You must submit a written request in order to advance or defer the annuity commencement date. Moreover, you must submit a written request during the Annuitant's lifetime. We must receive the request at our home office at least 30 days before the then-scheduled annuity commencement date. The new annuity commencement date must also be at least 30 days after we receive the written request. You have no right to make any total or partial surrender during the Annuity Period.

COMMENCEMENT OF ANNUITY PAYMENTS

We may pay the entire contract value, rather than apply the amount to an annuity option if the contract value at the end of the Valuation Period which contains the annuity commencement date is less than $1,000. We would make the payment in a single sum to the Annuitant or other payee chosen by the owner and cancel the contract. We would not impose any charge other than the premium tax charge.

Otherwise, we will apply (1) the fixed account value to provide a Fixed Annuity Option and (2) the Variable Account value in any subaccount to provide a Variable Annuity Option using the same subaccount, unless you have notified us by written request to apply the fixed account value and Variable Account value in different proportions. We must receive written request at our home office at least 30 days before the annuity commencement date.

We will make annuity payments under a Fixed or Variable Annuity Option on a monthly basis to the Annuitant or other properly-designated payee, unless we agree to a different payment schedule. If you name more than one person as an Annuitant, you may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date. We reserve the right to change the frequency of any annuity payment so that each payment will be at least $50 ($20 in Texas).

The amount of each annuity payment will depend on (1) the amount of contract value applied to an annuity option, (2) the form of annuity selected, and (3) the age of the Annuitant. For information concerning the relationship between the Annuitant's sex and the amount of annuity payments, including special requirements in connection with employee benefits plans, see "Calculations of Annuity Payments" in the Statement of Additional Information. The Statement of Additional Information also contains detailed information about how the amount of each annuity payment is computed.

The dollar amount of any fixed annuity payments is specified during the entire period of annuity payments according to the provisions of the annuity option selected. The dollar amount of variable annuity payments varies during the Annuity Period based on changes in Annuity Unit values for the subaccounts that you choose to use in connection with your payments.

RELATIONSHIP BETWEEN SUBACCOUNT INVESTMENT PERFORMANCE AND AMOUNT OF VARIABLE ANNUITY PAYMENTS

The amount of an annuity payment depends on the average effective net investment return of a subaccount during the period since the preceding payment as follows:

    - if the return is HIGHER than 4% annually, the Annuity Unit value will INCREASE, and the second payment will be HIGHER than the first; and

    - if the return is LOWER than 4% annually, the Annuity Unit value will DECREASE, and the second payment will be LOWER than the first.

"Net investment return," for this purpose, refers to the subaccount's overall investment performance after deduction of the mortality and expense risk and administrative expense charges, which are assessed at an annual rate of 1.35%.

We guarantee that the amount of each variable annuity payment after the first payment will not be affected by variations in our mortality experience or our expenses.

TRANSFERS. A person receiving annuity payments may make up to four transfers a year among subaccounts. The current procedures for and conditions on these transfers are the same as we describe above under "Allocation of Purchase Payments and Contract Value--Transfers". We do not permit transfers from a Fixed Annuity Option during the Annuity Period.

ANNUITY OPTIONS

You may select an annuity option or change a previous selection by written request. We must receive your request at least 30 days before the annuity commencement date. You may select one annuity form, although payments under that form may be on a combination fixed and variable basis. If no annuity form selection is in effect on the annuity commencement date, we usually automatically apply Option B (described below), with payments guaranteed for ten years. However, federal pension law may require that we make default payments under certain retirement plans pursuant to plan provisions and/or federal law. Tax laws and regulations may impose further restrictions to assure that the primary purpose of the plan is distribution of the accumulated funds to the employee.

Your contract offers the following options for fixed and variable annuity payments. Under each of the options, we make payments as of the first Valuation Date of each monthly period, starting with the annuity commencement date.

OPTION A, LIFE ANNUITY. We do not make payments after the annuitant dies. It is possible for the annuitant to receive only one payment under this option, if the annuitant dies before the second payment is due.

OPTION B, LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS
TO 20 YEARS. We continue payments as long as the annuitant lives. If the annuitant dies before we have made all of the guaranteed payments, we continue installments of the guaranteed payments to the beneficiary.

OPTION C, JOINT AND FULL SURVIVOR ANNUITY. We continue payments as long as either the annuitant or the joint annuitant is alive. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

OPTION D, JOINT AND ONE-HALF CONTINGENT SURVIVOR ANNUITY. We continue payments as long as either the annuitant or the joint annuitant is alive. If the annuitant dies first, we continue payments to the joint annuitant at one-half the original amount. If the joint annuitant dies first, we continue payments to the annuitant at the original full amount. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

We also have other annuity options available. You can get information about them from your sales representative or by calling or writing to our home office.

DEATH OF ANNUITANT OR OTHER PAYEE

Under most annuity forms offered by us, the amounts, if any, payable on the death of the Annuitant during the Annuity Period are the continuation of annuity payments for any remaining guarantee period or for the life of any joint Annuitant. In all such cases, the person entitled to receive payments also receives any rights and privileges under the annuity form in effect.

Additional rules applicable to such distributions under Non-Qualified Contracts are described under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts". Though the rules there described do not apply to contracts issued in connection with qualified plans, similar rules apply to the plans themselves.

CHARGES AND DEDUCTIONS

PREMIUM TAXES

We deduct state premium taxes as follows:

    - when imposed on purchase payments, we pay the amount on your behalf and deduct the amount from your contract value upon (1) our payment of surrender proceeds or death benefit or (2) annuitization of a contract, or

    - when imposed at the time annuity payments begin, we deduct the amount from your contract value.

Applicable premium tax rates depend upon your place of residence. Rates can change by legislation, administrative interpretations, or judicial acts.

CHARGES AGAINST THE VARIABLE ACCOUNT

MORTALITY AND EXPENSE RISK CHARGE. We assess each subaccount of the Variable Account with a daily charge for mortality and expense risk. This charge is a nominal annual rate of 1.25% of the average daily net assets of the Variable Account. It consists of approximately .8% for mortality risk and approximately
 .45% for expense risk. We guarantee
not to increase this charge for the duration of the contract. This charge is assessed during both the Accumulation Period and the Annuity Period.

The mortality risk borne by us arises from our obligation to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the contract) for the full life of all Annuitants regardless of how long all Annuitants or any individual Annuitant might live. In addition, we bear a mortality risk in that we guarantee to pay a death benefit upon the death of an Annuitant or owner prior to the annuity commencement date. We do not impose a surrender charge upon payment of a death benefit. This places a further mortality risk on us.

The expense risk we assume is that actual expenses incurred in connection with issuing and administering the contract will exceed the limits on administrative charges set in the contract.

We bear the loss if the administrative charges and the mortality and expense risk charge are insufficient to cover the expenses and costs assumed. Conversely, we profit if the amount deducted proves more than sufficient.

ADMINISTRATIVE EXPENSE CHARGE. We assess each subaccount of the Variable Account with a daily charge at an annual rate of .10% of the average daily net assets of the subaccount. We assess this charge during both the Accumulation Period and the Annuity Period. This charge helps cover administrative costs such as those incurred in issuing contracts, establishing and maintaining the records relating to contracts, making regulatory filings and furnishing confirmation notices, voting materials and other communications, providing computer, actuarial and accounting services, and processing contract transactions. There is no necessary relationship between the amount of administrative charges assessed on a given contract and the amount of expenses actually incurred for that contract.

TAX CHARGE

We currently impose no charge for taxes payable by us in connection with the contract, other than for applicable premium taxes. We reserve the right to impose a charge for any other taxes that may become payable by us in the future for the contracts or the Variable Account.

The annual administrative charge and charges against the Variable Account described above are for the purposes described. We may receive a profit as a result of these charges.

SURRENDER CHARGE

We do not deduct a sales charge from purchase payments. We deduct surrender charges on certain total or partial surrenders. We use the revenues from surrender charges to partially pay our expenses in the sale of the contracts, including (1) commissions, (2) promotional, distribution and marketing expenses, and (3) costs of printing and distribution of prospectuses and sales material.

FREE SURRENDERS. You can withdraw the following amounts from the contract without a surrender charge:

    - Any purchase payments that we received more than seven years before the surrender date and that you have not previously surrendered;

    - Any earnings that you have not previously surrendered;

    - In any contract year, up to 10% of the purchase payments that we received less than seven years before the surrender date (whether or not you have previously surrendered the purchase payments).

Earnings are deemed to be withdrawn first. After all earnings have been withdrawn, all purchase payments not subject to a surrender charge are deemed to be withdrawn. After all purchase payments not subject to a surrender charge have been withdrawn, all purchase payments subject to a surrender charge are deemed to be withdrawn.

We do not impose a surrender charge on (1) annuitization or (2) payment of a single sum because less than the minimum required contract value is available to provide an annuity at the annuity commencement date or (3) payment of any death benefit.

In addition, we have an administrative policy to waive surrender charges for full surrenders of contracts that have been in force for at least ten years if the amount then subject to the surrender charge is less than 25% of the contract value. We have offered these contracts since 1991. Therefore, we have made no waivers. We reserve the right to change or terminate this practice at any time, both for new and for previously issued contracts.

AMOUNT OF SURRENDER CHARGE. We only apply surrender charges if the amount being withdrawn exceeds the sum of the amounts listed above under "Free Surrenders" (that is, if the amount being withdrawn includes purchase payments made less than seven years prior to the surrender date). The surrender charges are:

    NUMBER OF YEARS        SURRENDER CHARGE
    SINCE PURCHASE        AS A PERCENTAGE OF
 PAYMENT WAS CREDITED      PURCHASE PAYMENT
-----------------------  ---------------------
      Less than 1                     7%
  At least 1 but less
         than 2                       6%
  At least 2 but less
         than 3                       5%
  At least 3 but less
         than 4                       4%
  At least 4 but less
         than 5                       3%
  At least 5 but less
         than 6                       2%
  At least 6 but less
         than 7                       1%
       7 or more                      0%

We anticipate the surrender charge will not be sufficient to cover our distribution expenses. To the extent that the surrender charge is insufficient, we will pay such costs from our general account assets. These assets will include any profit that we derive from the mortality and expense risk charge.

NURSING CARE/HOSPITALIZATION WAIVER OF SURRENDER CHARGES. We do not deduct surrender charges for a total or partial withdrawal:

    - after a covered person has been confined in a hospital or skilled health care facility for at least 60 consecutive days and the covered person continues to be confined in the hospital or skilled care facility when the request is made, or

    - within 60 days following a covered person's discharge from a hospital or skilled health care facility after confinement of at least 60 consecutive days.

Confinement must begin after the effective date of this provision.

Covered persons are the contract owner or owners and the spouse of any contract owner if the spouse is the Annuitant. We will not waive surrender charges when a confinement is due to (1) substance abuse, or (2) mental or personality disorders without a demonstrable organic disease. We consider a degenerative brain disease such as Alzheimer's Disease an organic disease.

We provide this nursing care/hospitalization waiver of surrender charges by means of a rider to the contract. This rider has not been approved in all states. When you apply for a contract, you should check with your Fortis Benefits representative to determine if this rider is available in your state.

MISCELLANEOUS

The Variable Account invests in shares of the portfolios. Therefore, the net assets of the Variable Account will reflect the investment advisory fees and certain other expenses incurred by the portfolios and described in their prospectus.

REDUCTION OF CHARGES

We will not impose a surrender charge under any contract owned by:

(A) Fortis, Inc. or its subsidiaries, and the following persons associated with such companies, if at the contract issue date they are:

(1)    officers and directors;

(2)    employees; or

(3) spouses of any such persons or any of such persons' children, grandchildren, parents, grandparents, or siblings--or spouses of any of these persons;

(B) Series Fund directors, officers, or their spouses (or such persons' children, grandchildren, parents or grandparents--or spouses of any such persons); and

(C) representatives or employees (or their spouses) of Fortis Investors (including agencies) or of other broker-dealers having a sales agreement with Fortis Investors (or such persons' children, grandchildren, parents, or grandparents--or spouses of any such persons).

GENERAL PROVISIONS

THE CONTRACTS

The entire contract includes any application, amendment, rider, endorsement, and revised contract pages. Only an officer of Fortis Benefits can agree to change or waive any provision of a contract. Any change or waiver must be in writing and signed by an officer of Fortis Benefits.

The contracts are non-participating and do not share in dividends or earnings of Fortis Benefits.

POSTPONEMENT OF PAYMENT

We may defer for up to 15 days the payment of any amount attributable to a purchase payment made by check to allow the check reasonable time to clear. For a description of other circumstances in which amounts payable out of Variable Account assets could be deferred, see "Postponement of Payments" in the Statement of Additional Information. We may also defer payment of surrender proceeds payable out of the fixed account for a period of up to 6 months.

MISSTATEMENT OF AGE OR SEX AND OTHER ERRORS

If the Annuitant's age or sex was misstated, we pay the amount that the purchase payments paid would have purchased at the correct age and sex. If we make any overpayment because of incorrect information about age or sex, or any other miscalculation, we deduct the overpayment from the next payment due. We add underpayments to the next payment. We credit or charge the amount of any adjustment with interest at the rate of 4% annually.

ASSIGNMENT

Owners and payees may assign their rights and interests under a Qualified Contract only in certain narrow circumstances referred to in the contract. Owners and other payees may assign their rights and interests under Non-Qualified Contracts, including their ownership rights.

We take no responsibility for the validity of any assignment. Owners and payees must make a change in ownership rights in writing and send it to our home office. The change will be effective on the date made, although we are not bound by a change until the date we record it.

The rights under a contract are subject to any assignment of record at our home office. An assignment or pledge of a contract may have adverse tax consequences. See below under "Federal Tax Matters".

BENEFICIARY

You may name or change a beneficiary or a contingent beneficiary before the annuity commencement date. You must send a written request of the change to Fortis Benefits. Certain retirement programs may require spousal consent to name or change a beneficiary. Applicable tax laws and regulations may limit the right to name a beneficiary other than the spouse. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payment we make or action we take before receiving the written request. We also need the consent of any irrevocably named person before making a requested change.

Upon the death of an owner or Annuitant prior to the annuity commencement date the beneficiary will be deemed to be as follows:

    - If there is any surviving owner, the surviving owner will be the beneficiary (this overrides any other beneficiary designation).

    - If there is no surviving owner, the beneficiary will be the beneficiary designated by the owner.

    - If there is no surviving owner and no surviving beneficiary who has been designated by the owner, then the estate of the last surviving owner will be the beneficiary.

REPORTS

We will mail to the owner (or to the person receiving payments during the Annuity Period), at the last known address of record, any report and communication required by applicable law or regulation. You should therefore give us prompt written notice of any address change. This will include annual audited financial statements of the Series Fund, but not necessarily of the Variable Account or Fortis Benefits.

RIGHTS RESERVED BY FORTIS BENEFITS

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of owners and Annuitants or would be appropriate in carrying out the purposes of the contracts. We will make any change only as permitted by applicable laws. We will obtain your approval of the changes and approval from any appropriate regulatory authority if required by law. Examples of the changes we may make include:

    - To operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

    - To transfer any assets in any subaccount to another subaccount, or to one or more separate accounts, or to the fixed account; or to add, combine, or remove subaccounts in the Variable Account.

    - To substitute, for the portfolio shares held in any subaccount, the shares of another portfolio of Series Fund or the shares of another investment company or any other investment permitted by law.

    - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

    - To change the time or time of day at which a Valuation Date is deemed to have ended.

    - To make any other necessary technical changes in the contract in order to conform with any action the above provisions permit us to take, including to change the way we assess charges, but without increasing as to any then outstanding contract the aggregate amount of the types of charges that we have guaranteed.

DISTRIBUTION

Fortis Investors, Inc. ("Fortis Investors") is the principal underwriter of the contracts. The contracts will be sold by individuals who are licensed by state insurance authorities to sell the contracts of Fortis Benefits, and (1) are registered representatives of Fortis Investors, or (2) are registered representatives of other broker-dealer firms or (3) are representatives of other firms that are exempt from broker dealer regulation. Fortis Investors and any other broker-dealer firms are (1) registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as broker-dealers, and (2) members of the National Association of Securities Dealers, Inc.

Fortis Investors will pay an allowance to its registered representatives and selling brokers in varying amounts. Fortis Investors does not expect the allowances under normal circumstances to exceed 6.25% of purchase payments plus a servicing fee of .25% of contract value per year, starting in the first contract year.

We and Fortis Investors may, under certain flexible compensation arrangements, pay lesser or greater selling allowances and larger or smaller service fees to its registered representatives and other broker dealer firms than as set forth above. However, in such case, such flexible compensation arrangements will have actuarial present values that are approximately equivalent to the amounts of the selling allowances and service fees set forth above. Additionally, registered representatives, broker-dealer firms and exempt firms may qualify for additional compensation based upon meeting certain production standards. Fortis Investors may charge back commissions paid to others if the contract upon which the commission was paid is surrendered or cancelled within certain specified time periods.

Fortis Benefits paid a total of $29,918,620, $30,567,607 and $37,024,997 to
Fortis Investors for annuity contract distribution services during 1995, 1996 and 1997, respectively, $3,925,959 of which in 1995, $7,531,629 in 1996 and
$5,091,431 in 1997 was not reallowed to other broker-dealers or exempt firms. In the distribution agreement, Fortis Benefits has agreed to indemnify Fortis Investors (and its agents, employees, and controlling persons) for certain damages and expenses, including those arising under federal securities laws.

Fortis Benefits or Fortis Investors may also provide additional compensation to broker-dealers in connection with sales of contracts. Compensation may include financial assistance to broker-dealers in connection with (1) conferences, (2) sales or training programs for their employees, (3) seminars for the public, advertising, (4) sales campaigns regarding contracts, and (5) other broker-dealer sponsored programs or events. Compensation may also include trips taken by invited sales representatives and their family members to locations within or without the United States for business meetings or seminars. Fortis Benefits or Fortis Investors may pay travel expenses that arise from these trips.

See Note 12 to the Notes to Fortis Benefits' Financial Statements as to amounts it has paid to Fortis, Inc. for various services.

Fortis Investors is an indirect subsidiary of Fortis (NL)N.V. and Fortis (B). Fortis Investors is under common control with Fortis Benefits. Fortis Investors' principal business address is the same as that of our home office. Fortis Investors is not obligated to sell any specific amount of interests under the contracts. $110,000,000 of interests in the fixed account and an indefinite amount of interests in the Variable Account have been registered with the Securities and Exchange Commission.

FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes. These rules are based on laws, regulations and interpretations that are subject to change at any time. This summary is not comprehensive. We do not intend it as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a qualified tax adviser as to the tax implications of taking any action under a contract or related retirement plan.

NON-QUALIFIED CONTRACTS

Section 72 of the Internal Revenue Code ("Code") governs the taxation of annuities in general. Neither you nor any other person may exclude or deduct purchase payments under Non-Qualified Contracts from gross income. However, you are not currently taxed, until receipt, on any increase in the accumulated value of a Non-Qualified Contract that results from (1) the investment performance of the Variable Account, or (2) interest credited to the fixed account. Owners who are not natural persons ARE taxed annually on any increase in the contract value subject to exceptions. You may wish to discuss this with your tax adviser.

The following discussion applies generally to contracts owned by natural persons.

In general, surrenders or partial withdrawals under contracts are taxed as ordinary income to the extent of the accumulated income or gain under the contract. If you assign or pledge any part of the value of a contract, you pay on the value so pledged or assigned to the same extent as a partial withdrawal.

With respect to annuity payment options, the tax consequences may vary depending on the option elected under the contract. Until the "investment in the contract" is recovered, generally only the portion of the annuity payment that represents the amount by which the contract value exceeds the "investment in the contract" will be taxed. In general, "investment in the contract" is the aggregate amount of purchase payments made. After recovery of an Annuitant's or other payee's "investment in the contract," the full amount of any additional annuity payments is taxable.

For variable annuity payments, in general, the taxable portion of each annuity payment (prior to recovery of the "investment in the contract") is the amount of the payment less the nontaxable portion. The nontaxable portion of each payment is the "investment in the contract" divided by the total number of expected annuity payments.

For fixed annuity payments, in general, prior to recovery of the "investment in the contract," there is no tax on the amount of each payment that bears the same ratio to that payment as the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments. However, the remainder of each annuity payment is taxable. The taxable portion of a distribution (in the form of an annuity or a single sum payment) is taxed as ordinary income.

For purposes of determining the amount of taxable income resulting from distributions, all contracts and other annuity contracts we or our affiliates issue to you within the same calendar year will be treated as if they were a single contract.

You, or any other payee, will pay a 10% penalty on the taxable portion of a "premature distribution." Generally, an amount is a "premature distribution" unless the distribution is:

    - made on or after you or another payee reach age 59 1/2, or is

    - made to a beneficiary on or after your death, or is

    - made upon your disability or that of another payee, or is

    - part of a series of substantially equal annuity payments for your life or life expectancy, or is

    - part of a series of substantially equal annuity payments for the life or life expectancy of you and your beneficiary.

Premature distributions may result, for example, from:

    - an early annuity commencement date

    - an early surrender or partial surrender of a contract

    - an assignment of a contract

    - the early death of an Annuitant other than you or another person receiving annuity payments under the contract

If you transfer ownership of a contract, or designate an Annuitant or payee other than yourself, you may have certain income or gift tax consequences that are beyond the scope of this discussion. If you are contemplating any transfer or assignment of a contract, you should contact a competent tax adviser.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

In order that a Non-Qualified Contract be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Code requires:

    - if any person receiving annuity payments dies on or after the annuity commencement date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the person's death; and

    - if you die prior to the annuity commencement date, the entire interest in the contract will be distributed:

      - within five years after your death, or

      - as annuity payments that will begin within one year of your death and will be made over your designated beneficiary's life or over a period not extending beyond the life expectancy of that beneficiary.

However, if the owner's designated beneficiary is the surviving spouse, the surviving spouse may continue the contract as the new contract owner. Where the owner or other person receiving payments is not a natural person, the required distributions under Section 72(A) apply on the death of the primary Annuitant.

The Internal Revenue Service has not issued regulations interpreting the requirements of Section 72(s) (although it has issued proposed regulations interpreting similar requirements for qualified plans). We intend to review and modify the contract if necessary to ensure that it complies with the requirements of Section 72(s) when clarified by regulation or otherwise.

Generally, the above requirements will be satisfied with a single sum payment where the death occurs prior to the annuity commencement date. A single sum payment will be subject to proof of the owner's death. The beneficiary, however, may elect by written request to receive an annuity option instead of a lump sum payment. However, if the election is not made within 60 days of the date the single sum death benefit otherwise becomes payable, the IRS may disregard the election for tax purposes and tax the beneficiary as if a single sum payment had been made.

QUALIFIED CONTRACTS

The contracts may be used with several types of tax-qualified plans. The tax rules applicable to owners, Annuitants, and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, purchase payments made under a tax qualified plan on your behalf are excludable from your gross income during the Accumulation Period. The portion, if any, of any purchase payment that is not excluded from your gross income during the Accumulation Period constitutes your "investment in the contract".

When annuity payments begin, you will receive back your "investment in the contract" if any, as a tax-free return of capital. The Code provides which portion of each payment is taxable and which portion is tax free. These rules may vary depending on the type of tax qualified plan.

The contracts are available in connection with the following types of retirement plans:

    - Section 403(b) annuity plans for employees of certain tax-exempt organizations and public education institutions;

    - Section 401 or 403(a) qualified pension, profit-sharing, or annuity plans;

    - Individual retirement annuities ("IRAs") under Section 408(b);

    - Simplified employee pension plans ("SEPs") under Section 408(k);

    - SIMPLE IRA Plans under Section 408(p); and

    - Section 457 unfunded deferred compensation plans of tax-exempt organizations and private employer unfunded deferred compensation plans. The tax implications of these plans are further discussed in the Statement of Additional Information under the heading "Taxation Under Certain Retirement Plans".

WITHHOLDING

Annuity payments and other amounts received under contracts are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Despite the recipient's election, the Code may require withholding from certain payments outside the United States. The Code may also require withholding from certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly from the qualified plan to another qualified retirement plan. Moreover, special "backup withholding" rules may require us to disregard the recipient's election if the recipient fails to supply us with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies us that the TIN provided by the recipient is incorrect.

PORTFOLIO DIVERSIFICATION

The United States Treasury Department has adopted regulations under Section 817(h) of the Code that set forth diversification requirements for investments underlying Non-Qualified Contracts. We believe that the investments will satisfy these requirements. Failure to do so would result in immediate taxation to you or another person of all income credited to Non-Qualified Contracts. Also, current regulations do not provide guidance as to any circumstances in which control over allocation of values among different investment alternatives may cause you or another person receiving annuity payments to be treated as the owners of Variable Account assets for tax purposes. We reserve the right to amend the contracts in any way necessary to avoid any such result. The Treasury Department may establish standards in this regard through regulations or rulings. Such standards may apply only prospectively, although retroactive application is possible if the Treasury Department considered such standards not to embody a new position.

CERTAIN EXCHANGES

Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange pursuant to the special annuity contract exchange form we provide for this purpose is not generally a taxable event under the Code. Moreover, your investment in the contract will be the same as your investment in the product you exchanged out of.

Because of the complexity of these and other tax aspects in connection with an exchange, you should consult a tax adviser before making any exchange.

TAX LAW RESTRICTIONS AFFECTING SECTION 403(b) PLANS

     Section 403(b)(11) of the Internal Revenue Code restricts the distribution under Section 403(b) annuity contracts of:

(1)  elective contributions made for years beginning after December 31, 1988;

(2)  earnings on those contributions; and

(3)  earnings on amounts held as of December 31, 1988.

Distribution of these amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, we may not distribute income attributable to elective contributions made after December 31, 1988.

FURTHER INFORMATION ABOUT FORTIS BENEFITS

GENERAL

We offer and sell insurance products, including fixed and variable life insurance policies, fixed and variable annuity contracts, and group life, accident and health insurance policies. We market our products to small business and individuals through a national network of independent agents, brokers, and financial institutions.

OWNERSHIP OF SECURITIES

All of Fortis Benefits' outstanding shares are owned by Fortis Insurance, 515 West Wells, Milwaukee, Wisc. 53201, which is itself wholly owned by Fortis, Inc., One Chase Manhattan Plaza, New York, N.Y. 10005. Fortis, Inc., in turn, is wholly owned by Fortis International, Inc., which is wholly owned by AMEV/VSB 1990 N.V., both of which share the same address with Fortis (NL) N.V., Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands. AMEV/VSB 1990 N.V. is 50% owned by Fortis (NL)N.V. and 50% owned, through certain subsidiaries, by Fortis
(B), Boulevard Emile Jacqmain 53, 1000 Brussels, Belgium.

SELECTED FINANCIAL DATA

The following is a summary of certain financial data of Fortis Benefits. This summary has been derived in part from the financial statements of Fortis Benefits included elsewhere in this prospectus. You should read the following along with these financial statements.

                                                                              YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------
                      (IN THOUSANDS)                            1998        1997        1996        1995        1994
                                                             ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA
  Premiums and policy charges..............................  $1,299,770  $1,238,006  $1,295,878  $1,232,329  $1,022,446
  Net investment income....................................     234,043     228,724     206,023     203,537     162,514
  Net realized gains (losses) on investment................      52,404      41,101      25,731      55,080     (28,815)
  Other income.............................................      44,671      36,458      31,725      33,085      35,958
                                                             ----------  ----------  ----------  ----------  ----------
    TOTAL REVENUES.........................................  $1,630,888  $1,544,289  $1,559,357  $1,524,031  $1,192,103
                                                             ----------  ----------  ----------  ----------  ----------
                                                             ----------  ----------  ----------  ----------  ----------
  Total benefits and expenses..............................  $1,538,604  $1,442,059  $1,470,066  $1,442,270  $1,157,651
  Federal Income taxes.....................................      30,402      35,120      31,099      27,891      11,595
  Net income...............................................      61,882      67,110      58,192      53,870      22,857

BALANCE SHEET DATA
  Total assets.............................................  $7,598,196  $6,819,484  $5,951,876  $5,143,012  $4,043,914
  Total liabilities........................................   6,712,728   5,939,378   5,171,203   4,431,914   3,569,717
  Total shareholder's equity...............................     885,468     880,106     780,673     711,098     474,197

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1998 COMPARED TO 1997

REVENUES

The Company's major products are group disability and dental, group medical, group life, and annuity and individual life insurance coverages sold through a network of independent agents and brokers. 1998 total group disability and dental, group medical, group life, and annuity and individual life premiums represented 38%, 36%, 19% and 7% respectively of total premium in 1998 and 34%, 38%, 21% and 7% respectively in 1997. Strong group sales over the last three quarters of 1997 and throughout 1998, in both the long term disability and dental products is the primary reason for the increase in group disability and dental premium. Additionally, short term disability products had a larger than usual upswing in sales during the second and third quarters of 1998. The decrease in group medical premium is the result of a decision in 1996 to discontinue new sales of certain medical products coupled with higher than normal lapses of current medical business.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1998 and 1997 resulted in recognition of realized gains and losses.

BENEFITS

The total year-to-date policyholder benefit to premium ratio remained relatively flat increasing to 83% in 1998 from 82% in 1997. The group disability and dental, group medical, group life, and annuity and individual life benefit to premium ratios for the year ended December 31, were 83%, 85%, 73% and 108% respectively in 1998 and 82%, 77%, 76% and 124% respectively in 1997. The group medical business experienced a higher premium to benefit ratio due to higher incurred benefits than anticipated. Group life experienced favorable year-to-date experience in 1998 compared to 1997. The annuity and individual life business also experienced lower mortality experience in 1998 compared to 1997, in addition to higher interest crediting on the Company's steadily increasing policy base of interest sensitive and investment products.

EXPENSES

The Company's general and administrative expense to premium ratio has increased slightly to 23% in 1998, up from 22% in 1997. Commission rates remained level from 1997 to 1998.

YEAR 2000

INTRODUCTION. The Company relies heavily on information technology ("IT") systems to conduct its business. These IT systems include both internally developed and vendor-supplied systems. The Company also has business relationships with numerous entities including but not limited to financial institutions, financial intermediaries, third party administrators and other critical vendors as well as regulators and customers. These entities are themselves reliant on their IT systems to conduct their businesses. Therefore, there is a supply chain of dependency among and between all involved entities.

STATE OF READINESS. In 1997, the Fortis parent company organized a multi-disciplinary Year 2000 Project Team ("Team"). The Company is a part of the Team. The Team consists of employees at each subsidiary, audit, legal and outside consultants. The Team has developed and is currently executing a comprehensive plan designed to make the Company's IT systems Year 2000 ready. The plan covers four stages including (i) inventory, (ii) assessment, (iii) programming, and (iv) testing and certification. The Company has completed the inventory stage for its internal hardware, software and telecommunications systems (mainframe and client/server applications). The assessment process is also complete and the Company is utilizing both internal and external resources to reprogram or replace the systems where necessary, and testing the applications for Year 2000 readiness. Programming, testing and certification of these systems and applications are targeted for completion by the end of 1999.

COSTS. The cost of the Company portion of the Year 2000 project is estimated at $27.7 million (pre-tax) and is being funded through operating cash flows. Total Year 2000 project costs are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. Costs to upgrade and replace systems in the normal course of business are not included in this estimate. As of December 31, 1998, approximately $15.5 million (pre-tax) had already been expensed. The Company believes that its Year 2000 project generally is on schedule.

RISKS. The Company is attempting to limit the potential impact of the Year 2000 by monitoring the progress of its own Year 2000 project and those of its critical external relationships and by developing contingency/recovery plans. The Company cannot guarantee that it will be able to identify and/or resolve all of its Year 2000 issues. Any critical unresolved Year 2000 issues at the Company or its external relationships, however, could have a material adverse effect on the Company's results of operations, liquidity or financial condition. If the Company's Year 2000 issues were unresolved, potential consequence would include, among other possibilities, the inability to accurately and timely process benefit claims, update customer's accounts, process financial transactions, bill customers, assess exposure to risks, determine liquidity requirements or report accurate data to management, shareholders, customers, regulators and others as well as business interruptions or shutdowns, financial losses, harm to its reputation, increased scrutiny by regulators and litigation related to Year 2000 issues.

CONTINGENCY PLANS. Consistent with prudent due diligence efforts, the Company has defined contingency plans aimed at ensuring the continuity of critical business functions before and after December 31, 1999, should there be an unexpected system failure. The Company has developed plans that are designed to reduce the negative impact on Fortis, and provide methods of returning to normal operations, if failure occurs.

1997 COMPARED TO 1996

FINANCIAL POSITION

Total invested assets of Fortis Benefits Insurance Company (the "Company") increased to $3.3 billion in 1997 compared to $3.1 billion in 1996. As of December 31, 1997, 96% of the Company's fixed maturity securities consisted of investment grade bonds. Mortgage loans represent 18.1% of total invested assets compared to 18.9% in 1996. The Company believes that adequate reserves have been established for potential delinquencies and foreclosures. The mortgage loan portfolio consists generally of small loans on commercial properties, dispersed throughout the United States. The Company's delinquency and foreclosure rate are well below industry averages.

RESULTS OF OPERATIONS

REVENUES

The Company's major products are group medical, group disability and dental, group life, and annuity and individual life insurance coverages sold through a network of independent agents and brokers. Total group medical, group disability and dental, group life, and annuity and individual life premiums represented 37%, 35%, 21% and 7% respectively of total premium in 1997 and 45%, 30%, 19% and 6% respectively in 1996. The decrease in group medical premium is the result of a decision in 1996 to discontinue new sales of certain medical products.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1997, 1996, and 1995 resulted in recognition of realized gains and losses.

BENEFITS

Policyholder benefit to premium ratio decreased from 84% in 1996 to 82% in 1997, as a result of general improved experience. The primary improvement was in the group life business which experienced these mortality declines consistently throughout 1997. Annuity and individual life also experienced lower mortality experience in 1997 in addition to higher interest crediting on the Company's steadily increasing policy base of interest sensitive and investment products. Group medical, group disability and dental, group life, and annuity and individual life benefit to premium ratio was 77%, 82%, 76% and 124% respectively in 1997 and 78%, 84%, 86%, and 131% respectively in 1996.

EXPENSES

The Company's general and administrative expense to premium ratio has increased in 1997 to 22% from 19% in 1996. Enabling the application systems to be Year 2000 compliant and managed dental initiatives are the primary reasons for this increase. Included in the managed dental initiative expense is an $13.5 million write-off of the expenses incurred on behalf of a company that provides the managed care services.

Commission rates have increased from the levels in 1996. This is primarily due to changes in the mix of business by product lines as well as the change in first year versus renewal premiums.

LIQUIDITY AND CAPITAL RESOURCES

The market value of cash, short-term investments and publicly traded bonds and stocks is at least equal to all policyholder reserves and liabilities. The Company's portfolio is readily marketable and convertible to cash to a degree sufficient to provide for short-term needs. The Company consistently monitors its liability durations and invests assets accordingly. The Company has no material commitments or off-balance sheet financing arrangements which would reduce sources of funds in the upcoming year.

The National Association of Insurance Commissioners has implemented risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company s actual total adjusted capital. Based upon current calculation using these risk-based capital standards, the Company's percentage of total adjusted capital is in excess of ratios which would require regulatory attention.

The Company's fixed maturity investments consisted of 96% investment grade bonds as of December 31, 1998 and the Company does not expect this percentage to change significantly in the future.

MARKET RISK

Interest rate risk is the Company's primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of insurance products and market value of investments. The yield realized on new investments generally increases or decreases in direct relationship with interest rate changes. The market value of the Company's fixed maturity and mortgage loan portfolios generally increases when interest rates decrease, and decreases when interest rates increase.

Interest rate risk is monitored and controlled through asset/liability management. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. A major component of the Company's asset/liability management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of the Company's insurance liabilities.

The Company uses computer models to perform simulations of the cash flow generated from existing insurance policies under various interest rate scenarios. Information from these models is used in the determination of interest crediting strategies and investment strategies. The asset/liability management discipline includes strategies to minimize exposure to loss as market interest rates change. On the basis of these analyses, management believes there is no material solvency risk to the Company with respect to interest rate movements up or down of 100 basis points from year end levels.

Equity market risk exposure is not significant. Equity investments in the general account are not material enough to threaten solvency and contractowners bear the investment risk related to the variable products. Therefore, the risks associated with the investments supporting the variable separate accounts are assumed by contractowners, not by the Company. The Company provides certain minimum death benefits that depend on the performance of the variable separate accounts. Currently the majority of these death benefit risks are reinsured which then protects the Company from adverse mortality experience and prolonged capital market decline.

VOTING PRIVILEGES

In accordance with our view of current applicable law, We will vote shares of each of the portfolios attributable to a contract at regular and special meetings of the shareholders of the portfolios. We will vote those shares in proportion to instructions we receive from the persons having the voting interest in the contract as of the record date for the corresponding portfolio shareholders meeting. Owners have the voting interest during the Accumulation Period, persons receiving annuity payments have the voting interest during the Annuity Period, and beneficiaries have the voting interest after the death of the Annuitant or owner. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpretation thereof should change, and as a result we determine that we are permitted to vote shares of the portfolios in our own right, we may elect to do so.

We determine the number of shares of a portfolio attributable to a contract as follows:

    - During the Accumulation Period, we divide the amount of contract value in a subaccount by the net asset value of one share of the portfolio corresponding to that subaccount. We make this calculation as of the record date for the applicable portfolio.

    - During the Annuity Period, or after the death of the Annuitant or owner, we make a similar calculation. However, for subaccount value we use the liability for future variable annuity payments allocable to that subaccount as of the record date for the applicable portfolio. We calculate the liability for future variable annuity payments on the basis of the following on the record date:

-       mortality assumptions,

- the assumed interest rate used in determining the number of Annuity Units under the contract, and

-       the applicable Annuity Unit value

During the Annuity Period, the number of votes attributable to a contract will generally decrease since funds set aside to make the annuity payments will decrease.

We will vote shares for which we have not received timely instructions, and any shares attributable to excess amounts we have accumulated in the related subaccount, in proportion to the voting instructions which we receive for all contracts and other variable annuity contracts participating in a portfolio. To the extent that we or any affiliated company holds any shares of a portfolio, those shares will be voted in the same proportion as instructions for that portfolio from all our policy holders holding voting interests in that portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of owners in such other separate accounts. This diminishes the relative voting influence of the contracts.

Each person having a voting interest in a subaccount of the Variable Account will receive proxy material, reports and other materials relating to the appropriate portfolio. Under the procedures described above, these persons may give instructions regarding:

    - the election of the Board of Directors of the portfolios,

    - ratification of the selection of a portfolio's independent auditors,

    - the approval of the investment managers of a portfolio,

    - changes in fundamental investment policies of a portfolio, and

    - all other matters that are put to a vote of portfolio shareholders

LEGAL MATTERS

David A. Peterson, Esquire, Vice President and Assistant General Counsel with our legal department has passed on the legality of the contracts described in this prospectus. Messrs. Freedman, Levy, Kroll & Simonds, Washington, D.C., have advised Fortis Benefits on certain federal securities law matters.

OTHER INFORMATION

We have filed Registration Statements with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the contracts discussed in this prospectus. We have not included in the prospectus all of the information set forth in the Registration Statement, amendments, and exhibits thereto. We intend statements contained in this prospectus about the content of the contracts and other legal instruments to be summaries. For a complete statement of the terms of these documents, you should refer to the instruments filed with the Securities and Exchange Commission.

A Statement of Additional Information is available upon request. Its contents are as follows:

CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

Fortis Benefits and the Variable Account..............................
Calculation of Annuity Payments.......................................
Postponement of Payments..............................................
Services..............................................................
-Safekeeping of Variable Account Assets...............................
-Experts..............................................................
-Principal Underwriter................................................
Taxation Under Certain Retirement Plans...............................
Withholding...........................................................
Other Information.....................................................
Variable Account Financial Statements.................................
APPENDIX A--Performance Information...................................

FORTIS BENEFITS FINANCIAL STATEMENTS

The financial statements of Fortis Benefits that are included in this prospectus should be considered primarily as bearing on our ability to meet our obligations under the contracts. The contracts are not entitled to participate in our earnings, dividends, or surplus.

APPENDIX A--SAMPLE MARKET VALUE ADJUSTMENT CALCULATIONS

The formula which will be used to determine the Market Value Adjustment is:

          1 + I              n/12
       ( ---------)                - 1
       1 + J + .005

Sample Calculation 1: Positive Adjustment

Amount withdrawn or transferred           $10,000
Existing Guarantee Period                 7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                7%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment

                    1 + .08            60/12
 $10,000 x      [( ----------)               - 1]      = $234.73
                1 + .07 + .005

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $10,234.73

Sample Calculation 2: Negative Adjustment

Amount withdrawn or transferred           $10,000
Existing Guarantee Period                 7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                9%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment:

                     1 + .08            60/12
 $10,000 x       [( ----------)               - 1]      = - $666.42
                 1 + .09 + .005

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $9,333.58

Sample Calculation 3: Negative Adjustment

Amount withdrawn or transferred           $10,000
Guarantee Period                          7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                7.75%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment:

                      1 + .08               60/12
$10,000 x        [( ------------)]                - 1]      = - $114.94
                  1 + .0775 + .005

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $9,885.06
------------------------
* Assumed for illustrative purposes only.

APPENDIX B--SAMPLE DEATH BENEFIT CALCULATIONS

(FOR CONTRACTS ISSUED ON AND AFTER MAY 1, 1997 WITH ENHANCED DEATH BENEFIT
RIDER)

Date of Death is the 3rd Contract Anniversary                                                Example 1    Example 2
                                                                                            -----------  -----------
  a. Purchase Payments Made Prior to Date of Death, with 3% accumulation                     $  20,000    $  20,000
  b. Contract Value on Date of Death                                                         $  17,000    $  25,000
Death Benefit is larger of a, and b                                                          $  20,000    $  25,000

Date of Death is the 8th Contract Anniversary                                      Example 3    Example 4    Example 5
                                                                                  -----------  -----------  -----------
  a. Purchase Payments Made Prior to Date of Death, with 3% accumulation           $  20,000    $  20,000    $  20,000
  b. Contract Value on 7th Contract Anniversary                                    $  15,000    $  30,000    $  30,000
  c. Contract Value on Date of Death                                               $  17,000    $  25,000    $  35,000
Death Benefit is larger of a, b, and c                                             $  20,000    $  30,000    $  35,000

Date of Death is the 15th Contract Anniversary                                     Example 6    Example 7    Example 8
                                                                                  -----------  -----------  -----------
  a. Purchase Payments Made Prior to Date of Death, with 3% accumulation           $  20,000    $  20,000    $  20,000
  b. Contract Value on 14th Contract Anniversary                                   $  15,000    $  40,000    $  40,000
  c. Contract Value on Date of Death                                               $  17,000    $  30,000    $  50,000
Death Benefit is larger of a, b, and c                                             $  20,000    $  40,000    $  50,000

The numbers do not include any Market Value Adjustments which might be applicable to the death benefit amount.

APPENDIX C--EXPLANATION OF EXPENSE CALCULATIONS

The expense for a given year is calculated by multiplying the projected beginning of the year policy value by the total expense rate. The total expense rate is the sum of the Variable Account expense rate plus the total Series Fund expense rate plus the annual administrative charge rate.

The policy values are projected by assuming a single payment of $1,000 grows at an annual rate equal to 5% reduced by the total expense rate described above.

For example, the 3 year expense for the Growth Stock Series is calculated as follows:

     Total Variable Account Annual Expenses                 1.35%
+    Total Series Fund Operating Expenses
=    Total Expense Rate

Year 1 Beginning Policy Value = $1000.00
Year 1 Expense = 1000.00 X     = $

Year 2 Beginning Policy Value = $
Year 2 Expense = 1029.90 X    = $

Year 3 Beginning Policy Value = $
Year 3 Expense = 1060.70 X    = $

So the cumulative expenses for years 1-3 for the Growth Stock Series are equal to:
    $   + $   + $   = $

If the contract is surrendered, the surrender charge is the surrender charge percentage times the purchase payment minus the 10% free withdrawal amount:

Surrender Charge Percentage X (Initial Premium - 10% Free Withdrawal) = Surrender Charge

    0.05 X ($1000.00 - $100.00) = $45.00

So the total expense if surrendered is $   + $45.00 = $

   BULK RATE
 U.S. POSTAGE

FORTIS-R-

     PAID
PERMIT NO. 3794

FORTIS FINANCIAL GROUP

MINNEAPOLIS, MN

P.O. BOX 64284
ST. PAUL, MN 55164

PROSPECTUS
MAY 1, 1999

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Fortis Benefits Insurance Company

We have audited the accompanying balance sheets of Fortis Benefits Insurance Company, an indirect, wholly-owned subsidiary of Fortis (B) and Fortis (NL) N.V., as of December 31, 1998 and 1997, and the related statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortis Benefits Insurance Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                    /s/ Ernst & Young, LLP
February 19, 1999
Minneapolis, MN

BALANCE SHEETS
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
ASSETS
Investments:
  Fixed maturities, at fair value (amortized cost
   1998--$2,315,904; 1997--$2,325,589)......................  $ 2,402,343   $ 2,415,915
  Equity securities, at fair value (cost 1998--$141,947;
   1997--$88,719)...........................................      157,851       109,832
  Mortgage loans on real estate, less allowance for possible
   losses (1998 and 1997--$11,085)..........................      610,131       602,064
  Policy loans..............................................       74,950        68,566
  Short-term investments....................................       31,868        70,537
  Real estate and other investments.........................       56,297        55,035
                                                              -----------   -----------
                                                                3,333,440     3,321,949

Cash and cash equivalents...................................          668         9,901

Receivables:
  Uncollected premiums......................................       61,883        74,220
  Reinsurance recoverable on unpaid and paid losses.........       14,853        13,852
  Other.....................................................       17,641        19,762
                                                              -----------   -----------
                                                                   94,377       107,834
Accrued investment income...................................       42,831        47,376
Deferred policy acquisition costs...........................      331,938       291,742
Property and equipment at cost, less accumulated
 depreciation...............................................       30,712        42,773
Deferred federal income taxes...............................       17,904        15,037
Other assets................................................        3,923         4,250
Assets held in separate accounts............................    3,742,403     2,978,622
                                                              -----------   -----------
TOTAL ASSETS................................................  $ 7,598,196   $ 6,819,484
                                                              -----------   -----------
                                                              -----------   -----------

                            See accompanying notes.

FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
POLICY RESERVES, LIABILITIES AND SHAREHOLDER'S EQUITY
POLICY RESERVES AND LIABILITIES:
  Future policy benefit reserves:
    Traditional life insurance..............................  $   450,776   $   449,017
    Interest sensitive and investment products..............    1,238,125     1,264,227
    Accident and health.....................................      861,334       792,249
                                                              -----------   -----------
                                                                2,550,235     2,505,493
  Unearned revenues.........................................       13,393        10,653
  Other policy claims and benefits payable..................      255,350       260,596
  Policyholder dividends payable............................        8,189         8,197
                                                              -----------   -----------
                                                                2,827,167     2,784,939

  Debt......................................................       20,141        26,433
  Accrued expenses..........................................       57,860        49,909
  Current income taxes payable..............................        4,168        10,549
  Other liabilities.........................................       86,226       113,222
  Due to affiliates.........................................        9,479         6,925
  Liabilities related to separate accounts..................    3,707,687     2,947,401
                                                              -----------   -----------
TOTAL POLICY RESERVES AND LIABILITIES.......................    6,712,728     5,939,378

COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Common Stock, $5 par value:
    Authorized, issued and outstanding shares--1,000,000....        5,000         5,000
  Additional paid-in capital................................      468,000       468,000
  Retained earnings.........................................      344,605       332,723
  Accumulated other comprehensive income....................       67,863        74,383
                                                              -----------   -----------
TOTAL SHAREHOLDER'S EQUITY..................................      885,468       880,106
                                                              -----------   -----------
TOTAL POLICY RESERVES, LIABILITIES AND SHAREHOLDER'S
 EQUITY.....................................................  $ 7,598,196   $ 6,819,484
                                                              -----------   -----------
                                                              -----------   -----------

                            See accompanying notes.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF INCOME
(IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31
                                                                                 -------------------------------
                                                                                   1998       1997       1996
                                                                                 ---------  ---------  ---------
REVENUES
  Insurance operations:
    Traditional life insurance premiums........................................  $ 260,567  $ 269,540  $ 258,496
    Interest sensitive and investment product policy charges...................     85,551     77,429     63,336
    Accident and health insurance premiums.....................................    953,652    891,037    974,046
                                                                                 ---------  ---------  ---------
                                                                                 1,299,770  1,238,006  1,295,878
  Net investment income........................................................    234,043    228,724    206,023
  Net realized gains on investments............................................     52,404     41,101     25,731
  Other income.................................................................     44,671     36,458     31,725
                                                                                 ---------  ---------  ---------
    TOTAL REVENUES.............................................................  1,630,888  1,544,289  1,559,357

BENEFITS AND EXPENSES
  Benefits to policyholders:
    Traditional life insurance.................................................    189,337    204,497    220,227
    Interest sensitive investment products.....................................     96,178    103,077     90,358
    Accident and health claims.................................................    798,036    707,113    778,439
                                                                                 ---------  ---------  ---------
                                                                                 1,083,551  1,014,687  1,089,024

Policyholder dividends.........................................................      3,486      2,935      4,169
Amortization of deferred policy acquisition costs..............................     33,365     43,931     39,325
Insurance commissions..........................................................    118,710    107,378     94,723
General and administrative expenses............................................    299,492    273,128    242,825
                                                                                 ---------  ---------  ---------
    TOTAL BENEFITS AND EXPENSES................................................  1,538,604  1,442,059  1,470,066
                                                                                 ---------  ---------  ---------
Income before federal income taxes.............................................     92,284    102,230     89,291
Federal income taxes...........................................................     30,402     35,120     31,099
                                                                                 ---------  ---------  ---------
NET INCOME.....................................................................  $  61,882  $  67,110  $  58,192
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                            See accompanying notes.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS)

                                                                                                                 ACCUMULATED
                                                                                 ADDITIONAL                         OTHER
                                                                    COMMON        PAID-IN        RETAINED       COMPREHENSIVE
                                                     TOTAL          STOCK         CAPITAL        EARNINGS       (LOSS) INCOME
                                                  ------------   ------------   ------------   -------------   ---------------
Balance, January 1, 1996........................     $ 711,098      $  5,000       $408,000        $207,421       $ 90,677
  Comprehensive income (loss):
    Net income..................................        58,192            --             --          58,192             --
    Change in unrealized gains (losses) on
     investments, net...........................       (48,617)           --             --              --        (48,617)
                                                  ------------
  Total Comprehensive income (loss).............         9,575
  Additional paid-in capital....................        60,000            --         60,000              --             --
                                                  ------------        ------    ------------   -------------       -------
Balance, December 31, 1996......................       780,673         5,000        468,000         265,613         42,060
  Comprehensive income:
    Net income..................................        67,110            --             --          67,110             --
    Change in unrealized gains (losses) on
     investments, net...........................        32,323            --             --              --         32,323
                                                  ------------        ------    ------------   -------------       -------
  Total Comprehensive income....................        99,433
                                                  ------------
Balance, December 31, 1997......................       880,106         5,000        468,000         332,723         74,383
  Comprehensive income (loss):
    Net income..................................        61,882            --             --          61,882             --
    Change in unrealized gains (losses) on
     investments, net...........................        (6,520)           --             --              --         (6,520)
                                                  ------------
  Total Comprehensive income (loss).............        55,362
  Dividend......................................       (50,000)           --             --         (50,000)            --
                                                  ------------        ------    ------------   -------------       -------
Balance, December 31, 1998......................     $ 885,468      $  5,000       $468,000        $344,605       $ 67,863
                                                  ------------        ------    ------------   -------------       -------
                                                  ------------        ------    ------------   -------------       -------

                            See accompanying notes.

STATEMENTS OF CASH FLOWS
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                               --------------------------------
                                                                                  1998       1997       1996
                                                                               ----------  ---------  ---------
OPERATING ACTIVITIES
  Net income.................................................................  $   61,882  $  67,110  $  58,192
  Adjustments to reconcile net income to net cash provided by operating activities:
    Increase (decrease) in future policy benefit reserves for traditional,
     interest sensitive and acc and health policies..........................     106,135     (2,496)    26,193
    (Decrease) increase in other policy claims and benefits and policyholder
     dividends payable.......................................................      (2,514)    68,070     18,638
    Provision for deferred federal income taxes..............................         417     (6,449)    (1,094)
    (Decrease) increase in income taxes payable..............................      (6,381)    (6,875)    12,049
    Amortization of deferred policy acquisition costs........................      33,365     43,931     39,325
    Policy acquisition costs deferred........................................     (73,147)   (69,694)   (66,515)
    Provision for mortgage loan losses.......................................          --      1,388      1,344
    Provision for depreciation...............................................      12,409     14,351     17,312
    Write-off of investment..................................................          --      3,000         --
    Amortization of investment (discounts) premiums, net.....................      (3,200)      (466)     1,821
    Change in receivables, accrued investment income, unearned premiums,
     accrued expenses and other liabilities..................................      (4,455)    (2,720)    38,614
    Net realized gains on investments........................................     (52,404)   (41,101)   (25,731)
    Other....................................................................         169    (12,496)      (261)
                                                                               ----------  ---------  ---------
        NET CASH PROVIDED BY OPERATING ACTIVITIES............................      72,276     55,553    119,887

INVESTING ACTIVITIES
  Purchases of fixed maturity investments....................................  (2,380,511) (3,611,770) (2,778,352)
  Sales and repayments of fixed maturity investments.........................   2,428,207  3,378,898  2,652,887
  Decrease (increase) in short-term investments..............................      38,669    112,280    (29,318)
  Purchases of other investments.............................................    (408,998)  (209,771)  (210,182)
  Sales of other investments.................................................     352,873    205,084    163,569
  Purchases of property and equipment........................................        (356)    (4,242)   (10,992)
  Other......................................................................          --       (617)        --
                                                                               ----------  ---------  ---------
        NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES..................      29,884   (130,138)  (212,388)

FINANCING ACTIVITIES
  Activities related to investment products:
    Considerations received..................................................     215,693    200,760    128,446
    Surrenders and death benefits............................................    (326,457)  (190,361)  (125,274)
    Interest credited to policyholders.......................................      49,371     53,613     49,802
  Dividend...................................................................     (50,000)        --         --
  Additional paid-in capital from shareholder................................          --         --     60,000
                                                                               ----------  ---------  ---------
        NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES..................    (111,393)    64,012    112,974
                                                                               ----------  ---------  ---------
(Decrease) increase in cash and cash equivalents.............................     ( 9,233)   (10,573)    20,473
        CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......................       9,901     20,474          1
                                                                               ----------  ---------  ---------
        CASH AND CASH EQUIVALENTS AT END OF YEAR.............................  $      668  $   9,901  $  20,474
                                                                               ----------  ---------  ---------
                                                                               ----------  ---------  ---------
NON CASH ACTIVITY
  Investment acquired through issuance of debt...............................  $   11,948  $  18,100         --
                                                                               ----------  ---------  ---------

                            See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
FORTIS BENEFITS INSURANCE COMPANY

DECEMBER 31, 1998

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Fortis Benefits Insurance Company (the Company) is an indirect, wholly-owned subsidiary of Fortis (B) and Fortis (NL) N.V. The Company is incorporated in Minnesota and distributes its products in all states except New York. To date, the majority of the Company's revenues have been derived from group employee benefits products and the remainder from individual life and annuity products.

BASIS OF STATEMENT PRESENTATION

During 1998, the Company adopted Statement of Financial Accounting Standards Board (SFAS) 130, REPORTING COMPREHENSIVE INCOME. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this SFAS had no impact on the Company's net income or shareholder's equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company follows generally accepted accounting principles which differ in certain respects from statutory accounting practices prescribed or permitted by regulatory authorities. The more significant of these principles are:

REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES

Premiums for traditional life insurance are recognized as revenues when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest crediting rates for universal life and investment products ranged from 2.5% to 8.75% in 1998, 1997 and 1996.

Premiums for accident and health insurance products, including medical, long and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1964 Commissioners Disability Table at 6% interest. Calculated reserves are modified based on the Company's actual experience.

CLAIMS AND BENEFITS PAYABLE

Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.

DEFERRED POLICY ACQUISITION COSTS

The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For traditional life insurance and long-term care products (included as accident and health products), such costs are amortized over the premium paying period. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. For accident and health (excluding long-term care) and group life insurance products, these costs represent the present value at the acquisition of these lines in the October 1, 1991 purchase (see Note 2) of future profits which are amortized against the expected premium revenues of the lines acquired. Estimation of future gross profits requires significant management judgment and are reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

INVESTMENTS

The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

All fixed maturity investments and all marketable equity securities are classified as available-for-sale and carried at fair value.

Changes in fair values of available for sale securities, after related deferred income taxes and after adjustment for the changes in pattern of amortization of deferred policy acquisition costs and participating policyholder dividends are reported directly in shareholder's equity as accumulated other comprehensive income and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.

FORTIS BENEFITS INSURANCE COMPANY

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)
Mortgage loans constitute first liens on commercial real estate and other income producing properties. The insurance statutes in Minnesota generally require that the initial principal loaned not exceed 80% of the appraised value of the property securing the loan. The Company's policy fully complies with this statute. Mortgage loans on real estate are reported at unpaid balance, adjusted for amortization of premium or discount, less allowance for possible losses. The change in the allowance for possible losses is recorded with realized gains and losses on investments.

Policy loans are reported at their unpaid balance. Short term investments are at cost which approximates fair value.

Real estate and other investments consists principally of property acquired in satisfaction of debt and limited partnerships, respectively. Real estate is recorded at cost less allowances for depreciation. The Company provides for depreciation on a straight-line basis over the estimated useful lives. Other investments are accounted for using the equity basis of accounting.

Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property.

INCOME TAXES

Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax bases and are measured using the enacted tax rates.

SEPARATE ACCOUNTS

Revenues and expenses related to the separate account assets and liabilities are excluded from the amounts reported in the accompanying statements of operations.

Assets and liabilities associated with the separate accounts relate to deposits and annuity considerations for variable life and annuity products for which the contract holder, rather than the Company, bears the investment risk. Separate account assets are reported at fair value and represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners.

The Company receives mortality and expense risk fees from the separate accounts. The Company also deducts monthly cost of insurance charges, and receives minimum death benefit guarantee fees and issue and administrative fees from the variable life insurance separate accounts.

The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

GUARANTY FUND ASSESSMENTS

There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments relating to current insolvencies.

STATEMENTS OF CASH FLOWS

The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

RECLASSIFICATIONS

Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

2.  ACQUIRED BUSINESS

    In 1991, the Company purchased certain assets and assumed certain liabilities from The Mutual Benefit Life Insurance Company in Rehabilitation
(MBL). The seller transferred to the Company, the assets and liabilities relating to the group life, accident and health, disability and dental insurance business of MBL. The acquisition was accounted for as a purchase. The original purchase price of the acquisition was $318,000,000. Subsequent additional payments of $20,850,000 were made in 1994. These additional payments, as well as $126,515,000 of the original purchase price represent the estimated present value of future profits on the lines of business acquired at the date of acquisition and have been accounted for as deferred policy acquisition costs (see Note 4).

FORTIS BENEFITS INSURANCE COMPANY

3.  INVESTMENTS

AVAILABLE-FOR-SALE SECURITIES

The following is a summary of the available-for-sale securities (in thousands):

                                                                 GROSS       GROSS
                                                  AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                                    COST         GAIN        LOSS         VALUE
                                                 -----------   ---------   ---------   -----------
December 31, 1998
Fixed maturities:
  Governments..................................  $   321,047   $  5,994    $    436    $   326,605
  Public utilities.............................      190,792      7,769       1,704        196,857
  Industrial and miscellaneous.................    1,723,183     79,137       6,451      1,795,869
  Other........................................       80,882      2,181          51         83,012
                                                 -----------   ---------   ---------   -----------
  Total fixed maturities.......................    2,315,904     95,081       8,642      2,402,343
  Equity securities............................      141,947     18,238       2,334        157,851
                                                 -----------   ---------   ---------   -----------
    Total......................................  $ 2,457,851   $113,319    $ 10,976    $ 2,560,194
                                                 -----------   ---------   ---------   -----------
                                                 -----------   ---------   ---------   -----------
December 31, 1997
Fixed maturities:
  Governments..................................  $   228,856   $  8,698    $     30    $   237,524
  Public utilities.............................      121,128      4,217          13        125,332
  Industrial and miscellaneous.................    1,932,894     77,442       1,625      2,008,711
  Other........................................       42,711      1,637          --         44,348
                                                 -----------   ---------   ---------   -----------
  Total fixed maturities.......................    2,325,589     91,994       1,668      2,415,915
  Equity securities............................       88,719     24,769       3,656        109,832
                                                 -----------   ---------   ---------   -----------
    Total......................................  $ 2,414,308   $116,763    $  5,324    $ 2,525,747
                                                 -----------   ---------   ---------   -----------
                                                 -----------   ---------   ---------   -----------

The amortized cost and fair value of available-for-sale investments in fixed maturities at December 31, 1998, by contractual maturity, are shown below (in thousands).

                                                                         AMORTIZED       FAIR
                                                                           COST          VALUE
                                                                        -----------   -----------
Due in one year or less...............................................  $    89,349   $    89,935
Due after one year through five years.................................      759,046       775,131
Due after five years through ten years................................      614,280       640,042
Due after ten years...................................................      853,229       897,235
                                                                        -----------   -----------
Total.................................................................  $ 2,315,904   $ 2,402,343
                                                                        -----------   -----------
                                                                        -----------   -----------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

MORTGAGE LOANS

The Company has issued commercial mortgage loans on properties located throughout the United States. Approximately 36% and 37% of outstanding principal is concentrated in the states of New York, California and Florida, at December 31, 1998 and 1997, respectively. Loan commitments outstanding totaled $11,590,000 at December 31, 1998.

INVESTMENTS ON DEPOSIT

The Company had fixed maturities carried at $19,978,000 and $2,548,000 at December 31, 1998 and 1997, respectively, on deposit with various governmental authorities as required by law.

INVESTMENT IN MANAGED DENTAL INITIATIVE

In 1997, the Company acquired a 99% ownership in a managed dental initiative called Dental Health Alliance, Inc. (DHA). Based on an analysis of future DHA profitability, the entire investment of $8,132,000 was written-off at December 31, 1997.

FORTIS BENEFITS INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
NET UNREALIZED GAINS (LOSSES)

The adjusted net unrealized gains (losses) on investments recorded in accumulated other comprehensive income for the year ended December 31, are set forth below (in thousands):

                                                                              TAX
                                                             BEFORE-TAX    (BENEFIT)   NET-OF-TAX
                                                               AMOUNT       EXPENSE      AMOUNT
                                                             -----------  -----------  -----------
December 31, 1998
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
   investments.............................................   $  32,614    $ (11,562)   $  21,052
  Decrease (increase) in amortization of deferred policy
   acquisition costses.....................................         414         (145)         269
  Reclassification adjustment for gains realized in net
   income..................................................     (42,832)      14,991      (27,841)
                                                             -----------  -----------  -----------
Other comprehensive income (loss)..........................   $  (9,804)   $   3,284    $  (6,520)
                                                             -----------  -----------  -----------
                                                             -----------  -----------  -----------
December 31, 1997
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
   investments.............................................   $  93,826    $ (33,796)   $  60,030
  Decrease (increase) in amortization of deferred policy
   acquisition costs.......................................      (2,096)         771       (1,325)
  Reclassification adjustment for gains realized in net
   income..................................................     (40,587)      14,205      (26,382)
                                                             -----------  -----------  -----------
Other comprehensive income.................................   $  51,143    $ (18,820)   $  32,323
                                                             -----------  -----------  -----------
                                                             -----------  -----------  -----------
December 31, 1996
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
   investments.............................................   $ (61,450)   $  24,823    $ (36,627)
  Decrease (increase) in amortization of deferred policy
   acquisition costs.......................................       3,376       (1,316)       2,060
  Reclassification adjustment for gains realized in net
   income..................................................     (21,615)       7,565      (14,050)
                                                             -----------  -----------  -----------
Other comprehensive loss...................................   $ (79,689)   $  31,072    $ (48,617)
                                                             -----------  -----------  -----------
                                                             -----------  -----------  -----------

NET INVESTMENT INCOME AND NET REALIZED GAINS ON INVESTMENTS

Major categories of net investment income and realized gains on investments for each year were as follows (in thousands):

                                                                    1998       1997       1996
                                                                  ---------  ---------  ---------
NET INVESTMENT INCOME
Fixed maturities................................................  $ 160,163  $ 160,444  $ 141,973
Equity securities...............................................      8,656      9,306      6,682
Mortgage loans on real estate...................................     57,031     54,662     52,949
Policy loans....................................................      4,653      4,144      3,195
Short-term investments..........................................      1,701      2,851      5,175
Real estate and other investments...............................      8,194      4,635      5,358
                                                                  ---------  ---------  ---------
                                                                    240,398    236,042    215,332
Expenses........................................................     (6,355)    (7,318)    (9,309)
                                                                  ---------  ---------  ---------
                                                                  $ 234,043  $ 228,724  $ 206,023
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
NET REALIZED GAINS ON INVESTMENTS
Fixed maturities................................................  $  34,320  $  13,827  $   3,334
Equity securities...............................................      8,512     26,760     18,281
Mortgage loans on real estate...................................       (198)       301       (144)
Short-term investments..........................................          5         --         57
Real estate and other investments...............................      9,765        213      4,203
                                                                  ---------  ---------  ---------
                                                                  $  52,404  $  41,101  $  25,731
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

Proceeds from sales of investments in fixed maturities were $2,460,316,000, $3,360,682,000 and $2,652,887,000 in 1998, 1997 and 1996, respectively. Gross gains of $44,360,000, $30,860,000 and $28,606,000 and gross losses of
$10,040,000, $17,033,000 and $25,272,000 were realized on the sales in 1998,
1997 and 1996, respectively.

FORTIS BENEFITS INSURANCE COMPANY

4.  DEFERRED POLICY ACQUISITION COSTS

    The changes in deferred policy acquisition costs by product were as follows (in thousands):

                                                              INTEREST
                                                            SENSITIVE AND    ACCIDENT
                                              TRADITIONAL    INVESTMENT         AND
                                                 LIFE         PRODUCTS        HEALTH       TOTAL
                                              -----------  ---------------  -----------  ---------
Balance January 1, 1997.....................   $  33,157      $ 221,036      $  13,882   $ 268,075
Acquisition costs deferred..................          --         69,694             --      69,694
Acquisition costs amortized.................     (10,988)       (24,251)        (8,692)    (43,931)
Increased amortization of deferred
 acquisition costs from unrealized gains on
 available-for-sale securities..............          --         (2,096)            --      (2,096)
                                              -----------  ---------------  -----------  ---------
Balance, December 31, 1997..................      22,169        264,383          5,190     291,742
Acquisition costs deferred..................          --         69,921          3,226      73,147
Acquisition costs amortized.................      (7,609)       (20,256)        (5,500)    (33,365)
Decreased amortization of deferred
 acquisition costs from unrealized gains on
 available-for-sale securities..............          --            414             --         414
                                              -----------  ---------------  -----------  ---------
Balance, December 31, 1998..................   $  14,560      $ 314,462      $   2,916   $ 331,938
                                              -----------  ---------------  -----------  ---------
                                              -----------  ---------------  -----------  ---------

Included within total deferred policy acquisition costs at December 31, 1997 is $10,434,000 of present value of future profits (PVP) resulting from acquisitions accounted for as a purchase. All remaining PVP was amortized in 1998.

During 1998, 1997 and 1996, the Company sold portions of its investment portfolio and in accordance with FASB Statement 97, the recognition of the realized net capital gains resulted in additional amortization of deferred acquisition costs of $3,357,000, $732,000 and $1,894,000, respectively.

5.  PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31 for each year follows (in thousands):

                                                                             1998       1997
                                                                           ---------  ---------
Land.....................................................................  $   1,900  $   1,900
Building and improvements................................................     24,319     24,148
Furniture and equipment..................................................     87,714     87,537
                                                                           ---------  ---------
                                                                             113,933    113,585
Less accumulated depreciation............................................    (83,221)   (70,812)
                                                                           ---------  ---------
Net property and equipment...............................................  $  30,712  $  42,773
                                                                           ---------  ---------
                                                                           ---------  ---------

6.  ACCIDENT AND HEALTH RESERVES

    Activity for the liability for unpaid accident and health claims is summarized as follows (in thousands):

                                                                     YEAR ENDED DECEMBER 31
                                                                 -------------------------------
                                                                   1998       1997       1996
                                                                 ---------  ---------  ---------
Balance as of January 1, net of reinsurance recoverables.......  $ 988,036  $ 947,711  $ 928,832
Add: Incurred losses related to:
  Current year.................................................    826,009    773,316    865,907
  Prior years..................................................    (27,973)   (59,634)   (64,094)
                                                                 ---------  ---------  ---------
    Total incurred losses......................................    798,036    713,682    801,813
Deduct: Paid losses related to:
  Current year.................................................    469,881    437,405    549,144
  Prior years..................................................    254,308    235,952    233,790
                                                                 ---------  ---------  ---------
    Total paid losses..........................................    724,189    673,357    782,934
                                                                 ---------  ---------  ---------
Balance as of December 31, net of reinsurance recoverables.....  $1,061,883 $ 988,036  $ 947,711
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

The table above compares to the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; and (2) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

The liability for unpaid accident and health claims includes $915,368,000, $854,940,000 and $805,510,000 of total disability income reserves as of December 31, 1998, 1997 and 1996, respectively, which were discounted for anticipated interest earnings assuming a 6.0% interest rate.

FORTIS BENEFITS INSURANCE COMPANY

6.  ACCIDENT AND HEALTH RESERVES (CONTINUED)
In each of the years presented above, the accident and health insurance line of business experienced overall favorable development on claims reserves established as of the previous year end. The favorable development was a result of lower medical costs due to less uncertainty in the health business and a reduction of loss reserves due to lower than anticipated inflation in medical costs.

7.  FEDERAL INCOME TAXES

    The Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis, Inc. (Fortis). Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

The significant components of the Company's deferred tax liabilities and assets as of December 31, 1998 and 1997 are as follows (in thousands):

                                                                             1998       1997
                                                                           ---------  ---------
Deferred tax assets:
  Separate account assets/liabilities....................................  $  87,300  $  56,620
  Reserves...............................................................     27,586     43,143
  Claims and benefits payable............................................      8,089     15,238
  Accrued liabilities....................................................     10,113      8,785
  Investments............................................................      3,861      4,795
  Other..................................................................      2,723      3,042
                                                                           ---------  ---------
    Total deferred tax assets............................................    139,672    131,623

Deferred tax liabilities:
  Deferred policy acquisition costs......................................     82,031     72,369
  Unrealized gains.......................................................     35,591     39,015
  Fixed assets...........................................................      3,150      3,914
  Investments............................................................        982      1,220
  Other..................................................................         14         68
                                                                           ---------  ---------
    Total deferred tax liabilities.......................................    121,768    116,586
                                                                           ---------  ---------
    Net deferred tax asset...............................................  $  17,904  $  15,037
                                                                           ---------  ---------
                                                                           ---------  ---------

The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.

The Company's tax expense (benefit) for the year ended December 31 is shown as follows (in thousands):

                                                                       1998       1997       1996
                                                                     ---------  ---------  ---------
Current............................................................  $  30,232  $  41,569  $  32,193
Deferred...........................................................        170     (6,449)    (1,094)
                                                                     ---------  ---------  ---------
                                                                     $  30,402  $  35,120  $  31,099
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

Federal income tax payments and refunds resulted in net payments of $36,367,000, $58,859,000 and $16,434,000 in 1998, 1997 and 1996, respectively.

The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                              1998         1997        1996
                                                                               ---          ---         ---
Statutory income tax rate................................................        35.0%        35.0%       35.0%
Other, net...............................................................        (2.1)         (.6)        (.2)
                                                                                  ---          ---         ---
                                                                                 32.9%        34.4%       34.8%
                                                                                  ---          ---         ---
                                                                                  ---          ---         ---

FORTIS BENEFITS INSURANCE COMPANY

8.  ASSETS HELD IN SEPARATE ACCOUNTS

    Separate account assets at December 31 were as follows (in thousands):

                                                                          1998       1997
                                                                        ---------  ---------
Premium and annuity considerations for the variable annuity products and variable universal life products for which the contract holder, rather than the Company, bears the investment risk...................  $3,707,687 $2,947,401
Assets of the separate accounts owned by the Company, at fair value...     34,716     31,221
                                                                        ---------  ---------
                                                                        $3,742,403 $2,978,622
                                                                        ---------  ---------
                                                                        ---------  ---------

9.  REINSURANCE

    In the second quarter of 1996, First Fortis Life Insurance Company (First Fortis), an affiliate, received approval from the New York State Insurance Department for a reinsurance agreement with the Company. The agreement, which became effective as of January 1, 1996, decreased First Fortis' long-term disability reinsurance retention from a $10,000 net monthly benefit to a $2,000 net monthly benefit for claims incurred on and after January 1, 1996. The Company has assumed $5,601,000, $5,742,000 and $6,144,000 of premium from First Fortis in 1998, 1997 and 1996, respectively. The Company has assumed $9,315,000, $5,452,000 and $3,599,000 of reserves in 1998, 1997 and 1996, respectively, from
First Fortis.

The maximum amount that the Company retains on any one life is $500,000 of life insurance including accidental death. Amounts in excess of $500,000 are reinsured with other life insurance companies on a yearly renewable term basis.

Ceded reinsurance premiums for the year ended December 31 were as follows (in thousands):

                                                                       1998       1997       1996
                                                                     ---------  ---------  ---------
Life insurance.....................................................  $   6,983  $   8,159  $   8,680
Accident and health insurance......................................     13,862     13,712      6,793
                                                                     ---------  ---------  ---------
                                                                     $  20,845  $  21,871  $  15,473
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

Recoveries under reinsurance contracts for the year ended December 31 were as follows (in thousands):

                                                                       1998       1997       1996
                                                                     ---------  ---------  ---------
Life insurance.....................................................  $   4,549  $   2,973  $   7,225
Accident and health insurance......................................      9,465     14,781      5,993
                                                                     ---------  ---------  ---------
                                                                     $  14,014  $  17,754  $  13,218
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

10. DIVIDEND RESTRICTIONS

    Dividend distributions to parent are restricted as to amount by state regulatory requirements. The Company had $47,341,000 free from such restrictions as December 31, 1998. Distributions in excess of this amount would require regulatory approval.

11. REGULATORY ACCOUNTING REQUIREMENTS

    Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the Minnesota Department of Commerce. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. While the NAIC has recently completed a project to codify statutory accounting practices, which may result in changes to the accounting practices that insurance enterprises use to prepare their statutory-basis financial statements, adoption by Minnesota is not anticipated before 2001.

Insurance enterprises are required by State Insurance Departments to adhere to minimum risk-based capital ("RBC") requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

FORTIS BENEFITS INSURANCE COMPANY

11. REGULATORY ACCOUNTING REQUIREMENTS (CONTINUED)
Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows (in thousands):

                                                    NET INCOME (LOSS)         SHAREHOLDER'S EQUITY
                                             -------------------------------  --------------------
                                               1998       1997       1996       1998       1997
                                             ---------  ---------  ---------  ---------  ---------
Based on statutory accounting practices....  $  14,841  $  62,593  $  55,046  $ 478,405  $ 528,671
Deferred policy acquisition costs..........     39,782     25,763     27,190    331,938    291,742
Investment valuation differences...........        745       (497)    (2,219)   100,165     80,245
Deferred and uncollected premiums..........   (103,982)  (107,194)    (4,096)    (7,246)    (7,453)
Policy reserves............................     97,452     89,895    (19,873)  (156,889)  (150,649)
Commissions................................         --     (3,171)    (1,639)        --         --
Current income taxes payable...............        925      6,450      2,386    (10,920)     3,712
Deferred income taxes......................       (417)     6,449     (1,094)    17,904       (520)
Realized gains on investments..............        356        251      2,599         --         --
Realized gains transferred to the Interest
 Maintenance Reserve (IMR), net of tax.....     22,748      9,644      2,335         --         --
Amortization of IMR, net of tax............     (7,128)    (6,315)    (6,130)        --         --
Write-off of investment....................         --    (11,705)        --         --         --
Pension expense............................         81     (4,153)        --     (6,440)    (6,137)
Guaranty Funds.............................         --         --      3,023         --         --
Property and equipment.....................         --         --         --      5,951     15,520
Interest maintenance reserve...............         --         --         --     68,968     53,348
Asset valuation reserve....................         --         --         --     90,986     75,939
Mortgage loans on real estate..............         --         --         --    (20,141)        --
Other, net.................................     (3,521)      (900)       664     (7,213)    (4,312)
                                             ---------  ---------  ---------  ---------  ---------
As reported herein.........................  $  61,882  $  67,110  $  58,192  $ 885,468  $ 880,106
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------

12. TRANSACTIONS WITH AFFILIATED COMPANIES

    The Company receives various services from Fortis and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment and other administrative functions. The fees paid to Fortis, Inc. for these services for years ended December 31, 1998, 1997 and 1996, were $13,077,000, $12,015,000 and $13,319,000, respectively.
During 1997 Fortis, Inc. began providing information technology services to the Company. Information technology expenses were $55,910,000 and $28,525,000 for years ended December 31, 1998 and 1997, respectively.

In conjunction with the marketing of its variable annuity products, the Company paid $72,638,000, $72,105,000 and $68,616,000 in commissions to its affiliate,
Fortis Investors, Inc., for the years ended December 31, 1998, 1997 and 1996, respectively.

Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.

13. FAIR VALUE DISCLOSURES

VALUATION METHODS AND ASSUMPTIONS

The fair values for fixed maturity securities and equity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

Mortgage loans are reported at unpaid principal balance less allowances for possible losses. The fair values of mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Mortgage loans with similar characteristics are aggregated for purposes of the calculations. The carrying amount of policy loans reported in the Balance Sheet approximates fair value. For short-term investments, the carrying amount is a reasonable estimate of fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value. As the debt was underwritten in 1998 and 1997, the outstanding balance is considered a reasonable estimate of fair value. Separate account assets and liabilities are reported at their estimated fair values in the Balance Sheet.

FORTIS BENEFITS INSURANCE COMPANY

13. FAIR VALUE DISCLOSURES (CONTINUED)
The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

                                                                                 (IN THOUSANDS)
                                                                                   DECEMBER 31
                                                              -----------------------------------------------------
                                                                        1998                        1997
                                                              -------------------------   -------------------------
                                                               CARRYING        FAIR        CARRYING        FAIR
                                                                AMOUNT         VALUE        AMOUNT         VALUE
                                                              -----------   -----------   -----------   -----------
Assets:
  Investments:
    Securities available-for-sale:
      Fixed maturities......................................  $ 2,402,343   $ 2,402,343   $ 2,415,915   $ 2,415,915
      Equity securities.....................................      157,851       157,851       109,832       109,832
  Mortgage loans on real estate.............................      610,131       662,984       602,064       661,055
  Policy loans..............................................       74,950        74,950        68,566        68,566
  Short-term investments....................................       31,868        31,868        70,537        70,537
  Assets held in separate accounts..........................    3,742,403     3,742,403     2,978,622     2,978,622
Liabilities:
  Individual and group annuities (subject to discretionary
   withdrawal)..............................................  $   923,102   $   894,019   $   977,495   $   945,558
  Debt......................................................       20,141        20,141        26,433        26,433
  Liabilities related to Separate Accounts..................    3,707,687     3,707,687     2,947,401     2,947,401

14. COMMITMENTS AND CONTINGENCIES

    The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.

15. RETIREMENT AND OTHER EMPLOYEE BENEFITS

    The Company is an indirect wholly-owned subsidiary of Fortis, which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. Fortis' funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to approximately $1,627,000, $1,594,000 and $1,354,000 for 1998, 1997 and 1996, respectively.

The Company participates in a contributory profit sharing plan, sponsored by Fortis, covering employees and certain agents who meet eligibility requirements as to age and length of service. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. The first three percent of an employee's contribution is matched 200% by the Company. The amount expensed was approximately $3,610,000, $3,926,000 and $3,913,000 for 1998, 1997 and 1996, respectively.

In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans ("postretirement benefits") for retired employees, sponsored by Fortis. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 15 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.

Net postretirement benefit costs allocated to the Company for the years ended December 31, 1998, 1997 and 1996 were $0, $304,000 and $290,000, respectively, and includes the expected cost of such benefits for newly eligible or vested employees, interest cost, gains and losses arising from differences between actuarial assumptions and actual experience, and amortization of the transition obligation. The Company made contributions to the plans of approximately $(5,200), $20,000 and $8,000 in 1998, 1997 and 1996, respectively, as claims were incurred.

FORTIS BENEFITS INSURANCE COMPANY

16. DEBT

    A summary of debt at December 31 for each year follows (in thousands):

                                                                               1998       1997
                                                                             ---------  ---------
Mortgage note bearing a floating interest rate of 200 basis points over
 LIBOR, (5.07% at December 31, 1998 and 5.84% at December 31, 1997)
 adjustable every six months, principal and interest due monthly, matures
 July 2001.................................................................  $   3,088  $   3,150
Mortgage note bearing fixed interest at 7.6% principal and interest due
 monthly, matures October 2002.............................................      5,105      5,183
Mortgage note bearing fixed interest at 6.52%, principal and interest due
 monthly, matures July 2009................................................      5,000         --
Mortgage note bearing fixed interest at 7.14%, principal and interest due
 monthly, matures April 2008...............................................      6,948         --
Mortgage note bearing a floating interest rate of 225 basis points over
 LIBOR.....................................................................         --     18,100
                                                                             ---------  ---------
                                                                             $  20,141  $  26,433
                                                                             ---------  ---------
                                                                             ---------  ---------

Maturities of the debt as of December 31, 1998 are as follows (in thousands):

1998...............................................................................  $     280
1999...............................................................................        344
2000...............................................................................      3,328
2001...............................................................................      5,030
2002...............................................................................        251
Thereafter.........................................................................     10,908
                                                                                     ---------
                                                                                     $  20,141
                                                                                     ---------
                                                                                     ---------

These mortgage notes are collateralized by certain real estate investments included in real estate and other investments in the balance sheet.

Interest expense paid by the Company during 1998 and 1997 on this debt was approximately $1,362,000 and $1,075,000, respectively.

17. YEAR 2000 (UNAUDITED)

INTRODUCTION. The Company relies heavily on information technology ("IT") systems to conduct its business. These IT systems include both internally developed and vendor-supplied systems. The Company also has business relationships with numerous entities including but not limited to financial institutions, financial intermediaries, third party administrators and other critical vendors as well as regulators and customers. These entities are themselves reliant on their IT systems to conduct their businesses. Therefore, there is a supply chain of dependency among and between all involved entities.

STATE OF READINESS. In 1997, the Fortis parent company organized a multi-disciplinary Year 2000 Project Team ("Team"). The Company is a part of the Team. The Team consists of employees at each subsidiary, audit, legal and outside consultants. The Team has developed and is currently executing a comprehensive plan designed to make the Company's IT systems Year 2000 ready. The plan covers four stages including (i) inventory, (ii) assessment, (iii) programming, and (iv) testing and certification. The Company has completed the inventory stage for its internal hardware, software and telecommunications systems (mainframe and client/server applications). The assessment process is also complete and the Company is utilizing both internal and external resources to reprogram or replace the systems where necessary, and testing the applications for Year 2000 readiness. Programming, testing and certification of these systems and applications are targeted for completion by the end of 1999.

COSTS. The cost of the Company portion of the Year 2000 project is estimated at $27.7 million (pre-tax) and is being funded through operating cash flows. Total Year 2000 project costs are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. Costs to upgrade and replace systems in the normal course of business are not included in this estimate. As of December 31, 1998, approximately $15.5 million (pre-tax) had already been expensed. The Company believes that its Year 2000 project generally is on schedule.

RISKS. The Company is attempting to limit the potential impact of the Year 2000 by monitoring the progress of its own Year 2000 project and those of its critical external relationships and by developing contingency/recovery plans. The Company cannot guarantee that it will be able to identify and/or resolve all of its Year 2000 issues. Any critical unresolved Year 2000 issues at the Company or its external relationships, however, could have a material adverse effect on the Company's results of operations, liquidity or financial condition. If the Company's Year 2000 issues were unresolved, potential consequence would include, among other possibilities, the inability to accurately and timely process benefit claims, update customer's accounts, process financial transactions, bill customers, assess exposure to risks, determine liquidity requirements or report accurate data to management, shareholders, customers, regulators and others as well as business interruptions or shutdowns, financial losses, harm to its reputation, increased scrutiny by regulators and litigation related to Year 2000 issues.

CONTINGENCY PLANS. Consistent with prudent due diligence efforts, the Company has defined contingency plans aimed at ensuring the continuity of critical business functions before and after December 31, 1999, should there be an unexpected system failure. The Company has developed plans that are designed to reduce the negative impact on Fortis, and provide methods of returning to normal operations, if failure occurs.